Exhibit 10.2
Execution Version
Confidential

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT
by and between
Everest Medicines (Singapore) Pte. Ltd.,
Travere Therapeutics, Inc.
and
solely for the purpose of Section 16.15 (Parent Guarantee)
Everest Medicines Limited
dated as of June 1, 2026

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS    1
ARTICLE 2 LICENSE    19
ARTICLE 3 GOVERNANCE    23
ARTICLE 4 DEVELOPMENT    27
ARTICLE 5 REGULATORY    32
ARTICLE 6 MANUFACTURE & SUPPLY    35
ARTICLE 7 COMMERCIALIZATION MATTERS    36
ARTICLE 8 FINANCIAL TERMS    38
ARTICLE 9 PAYMENT; RECORDS; AUDITS    44
ARTICLE 10 CONFIDENTIALITY    47
ARTICLE 11 REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY    52
ARTICLE 12 INTELLECTUAL PROPERTY    58
ARTICLE 13 TERM; TERMINATION    64
ARTICLE 14 INDEMNIFICATION    72
ARTICLE 15 DISPUTE RESOLUTION    74
ARTICLE 16 MISCELLANEOUS    75

Schedules
Schedule 1.34         EVER001
Schedule 1.37        List of Everest Patents
Schedule 1.60         Everest Knowledge Parties
Schedule 1.83        Planned Global Trials
Schedule 4.4        List of Initial Technology Transfer
Schedule 10.4         Initial Press Release

i

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT
This Exclusive License and Collaboration Agreement (the “Agreement”) is entered into as of June 1, 2026 (the “Execution Date”), by and between Everest Medicines (Singapore) Pte. Ltd., a private company organized and existing under the laws of Singapore, having a registered office at 36 Robinson Road, #20-01 City House, Singapore 068877 (“Everest”), and Travere Therapeutics, Inc., a Delaware corporation, having a place of business at 3611 Valley Centre Drive, Suite 300, San Diego, California 92130, USA (“Licensee”) and, solely for the purpose of Section 16.15 (Parent Guarantee), Everest Medicines Limited, a Cayman Islands company with limited liability having an address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Parent”).
Recitals
Whereas, Everest is a commercial stage biopharmaceutical company in the business of discovering, developing, manufacturing, and commercializing biologic and pharmaceutical products;
Whereas, Licensee is a biopharmaceutical company that is developing and commercializing rare disease therapies;
Whereas, Licensee desires to obtain from Everest, and Everest desires to grant to Licensee, an exclusive license under the Everest Licensed IP to Exploit the Licensed Compound and Licensed Products in the Field in the Territory (each as defined below), subject to the terms and conditions of this Agreement; and
Whereas, the Parties desire to collaborate in the Development of the Licensed Products in accordance with the terms and conditions of this Agreement.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Everest and Licensee hereby agree as follows:
Article 1
DEFINITIONS
Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized (and their correlatives), shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement. Cognates of such terms have correlative meanings.
1.1“Accounting Standards” means with respect to a Selling Party (as defined below), (a) International Financial Reporting Standards of the International Accounting Standards Board or (b) the U.S. generally accepted accounting principles, in each case, consistently applied.

1.2“Additional Active(s)” means any active pharmaceutical or biologic ingredient(s) that is not the Licensed Compound. For clarity, Additional Actives shall exclude formulation components such as coatings, stabilizers, excipients, solvents or controlled release technologies.
1.3“Affiliate” means any company or entity controlled by, controlling, or under common control with a Party, but only for so long as such control exists. For the purpose of this definition, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or possession, direct or indirect, of the power to direct or cause the direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise).
1.4“Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of Net Sales for such Calendar Year.
1.5“Applicable Laws” means collectively the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, and any license, franchise, permit or similar right granted under any of the foregoing (including Regulatory Approvals) and any policies and other requirements of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person, including all applicable Data Protection Laws and anti-bribery and anti-corruption laws and applicable national and international guidelines such as ICH, GCP, GLP and GMP.
1.6“Basket Renal Trial” means the Basket Renal Trial described in Schedule 1.83 (Planned Global Trials).
1.7“Basket Renal Trial Development Costs” means any Development Cost incurred by or on behalf of a Party in the conduct of the Basket Renal Trial, including COGS, without mark-up, for the Manufacture of Licensed Products and placebo for the Basket Renal Trial.
1.8“BTK” means Bruton tyrosine kinase.
1.9“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in San Diego, California, Shanghai, China or Hong Kong Special Administrative Region.
1.10“Calendar Quarter” means each period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 (or any portion thereof at the beginning or end of the Term or other relevant period).
1.11“Calendar Year” means each period of twelve (12) consecutive months commencing on January 1 and ending on December 31 (or any portion thereof at the beginning or end of the Term or other relevant period).
1.12“Change of Control” means, with respect to either Party: (a) a merger, acquisition, reorganization, or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, acquisition, reorganization, or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party; (c) the sale or other transfer (in one transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s or its parent Affiliate’s assets relating to this Agreement; or (d) such other arrangement or agreement whereby a Third Party (or a group of Third Parties acting in concert) obtains the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party.
1.13“Clinical Trial” means a clinical study (or a portion thereof) involving the administration of a pharmaceutical or biological product to a human.
1.14“CMC” means chemistry, manufacturing and controls with respect to the Licensed Compound or Licensed Products.
1.15“CMO” means any Third Party contract manufacturing organization.
1.16“COGS” means, the cost of Manufacturing the Licensed Product. COGS shall be a “standard cost” per unit (which standard cost shall reasonably approximate actual costs and be reviewed and adjusted periodically for material variances), comprised of the following elements calculated in accordance with U.S. generally accepted accounting principles (ASC 330) and International Financial Reporting Standards (IAS 2), as applicable: (a) direct labor (the actual cost of employees engaged in direct manufacturing activities and manufacturing-related quality control and quality assurance activities of the Licensed Compound and Licensed Products), (b) direct materials (the actual costs incurred in manufacturing or purchasing materials for manufacture, including freight-in costs, sales and excise taxes imposed thereon that are non-recoverable and customs duties, tariffs and charges levied by government authorities, and all costs of packaging components), (c) pro-rata facility costs (meaning facility occupancy costs, including depreciation of owned facilities and right-of-use assets, rent, depreciation of leaseholds, utilities, and maintenance costs) reasonably allocated to the manufacture of the Licensed Product but not including construction or capital improvement and without regard to idle space or abnormal unused capacity, (d) manufacturing-related quality assurance/quality control costs necessary to bring the Licensed Compound and Licensed Products to a saleable condition, and (e) overheads that are directly related to manufacturing and reasonably allocable to the provision of the Licensed Compound and Licensed Products using a systematic and rational allocation methodology, excluding selling, general and administrative costs, research and development costs, and other non-manufacturing period costs. To the extent that the Licensed Compound and Licensed Products are sourced from one or more CMOs, COGS shall be the actual price (e.g., net of any rebates, discounts, credits or similar deductions) paid to such CMO(s) for the manufacture, pre-sale storage, shipping and supply of the Licensed Compound and Licensed Products, including any associated tax and fees.
1.17“Combination Product” means a Licensed Product comprising the Licensed Compound and one or more Additional Active(s), where the Licensed Compound and the Additional Active(s) are (a) sold as a fixed dose/unit or otherwise co-formulated, or (b) sold as separate doses/units in a single package or otherwise co-packaged for a single invoiced price.
1.18“Commercialization” means, with respect to a product, all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, marketing, pricing, reimbursement, sale, and distribution of such product, including strategic marketing, sales force detailing, advertising, market product support, all customer support, product distribution, and invoicing and sales activities, but excluding Development and Manufacturing.
1.19“Commercially Reasonable Efforts” means [*].

1.20“Competing Product” means [*].
1.21“Complete” means, with respect to the Ongoing Clinical Trial for the Licensed Product, the finalization of the final clinical study report for such Ongoing Clinical Trial.
1.22“Confidential Information” means all Know-How and other confidential or proprietary scientific, technical, clinical, marketing, financial or commercial information or Data Controlled by a Party or its Affiliates, that is made available by or on behalf of such Party or any of its Affiliates to the other Party or its Affiliates, whether in oral, written, electronic or other form.
1.23“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement between the Parties dated October 24, 2024.
1.24“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any Know-How, Patents or other intellectual property rights, possession by a Party or Third Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such Know-How, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates shall be deemed to not Control any Know-How, Patents, or other intellectual property rights that are in-licensed or acquired by such Party or its Affiliates from a Third Party after the Effective Date, unless the other Party agrees to (a) comply with the terms and conditions of the agreement under which such Know-How, Patents, or other intellectual property rights were in-licensed or acquired by such Party; and (b) pay all amounts that such Party would be obligated to pay in connection with the grant, maintenance and exercise of a (sub)license as reasonably allocable to such other Party for use in its territory under such Know-How, Patents, or other intellectual property rights.
1.25“Cover” means, with respect to a Patent and a product, that a Valid Claim of such Patent would (absent a license or ownership thereof) be infringed (or, in the case of a claim of a Patent that has not yet issued, would be infringed if it were issued) by the Exploitation of such product.
1.26“Data” means all data, including nonclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective Sublicensees pursuant to activities conducted under this Agreement.
1.27“Data Protection Laws” means any Applicable Laws governing the Processing of the relevant Personal Data under the Agreement.
1.28“Development” means, with respect to a product, all non-clinical and clinical drug development activities and processes, including toxicology, pharmacology, project management and other non-clinical efforts, statistical analysis, delivery system development, the performance of Clinical Trials (excluding the Manufacturing of such product for use in Clinical Trials) and other activities, in each case, which are reasonably necessary to prepare submissions for, and obtain or maintain, Regulatory Approval of such product, including lifecycle management studies and other activities.
1.29“Development Budget” means the budget for Development Costs as agreed upon between the Parties through the JSC for conducting any Development activities pursuant to the Development Plan, which are subject to Development Cost Sharing and Reimbursement.

1.30“Development Cost Sharing and Reimbursement” means (i) the Development Cost sharing mechanism, pursuant to which the Parties shall share any Other Trial Development Costs pursuant to Section 4.3(a)(ii) (Other Trial Development Costs), or (ii) the Development Cost reimbursement mechanism, pursuant to which any Development Cost incurred by Everest or its Affiliates in connection with its or their performance of any Development activities under the Development Plan shall be reimbursed by Licensee pursuant to Section 4.3(a)(iii) (Other Development Costs).
1.31“Development Costs” means all Internal Costs and Out-of-Pocket Costs incurred by a Party or its Affiliates in connection with any Development activities pursuant to the Development Plan, including any Internal Costs or Out-of-Pocket Costs incurred by a Party following the Effective Date for any nonclinical or CMC Development activities for the Licensed Compound or Licensed Products, or Clinical Trial of the Licensed Products, provided that, to the extent incurred pursuant to the Development Plan, Development Costs shall not include any Internal Costs or Out-of-Pocket Costs incurred by a Party or its Affiliates solely in connection with any regulatory activities that are specifically and solely directed to preparing submissions for, and obtaining and maintaining, Regulatory Approvals and Pricing and Reimbursement Approvals of the Licensed Products in such Party’s territory, including communicating with Regulatory Authorities in such Party’s territory.
1.32“Development Plan” means a written plan that meets the requirements as set forth in Section 4.2 (Development Plan) and is approved by the JSC, describing (a) the global Development strategy for the Licensed Compound and Licensed Products in the Territory and, as applicable, outside the Territory, (b) all material (with respect to Licensee) or all (with respect to Everest) non-clinical studies and Clinical Trials (including any Global Trial), in each case, that the applicable Party or its Affiliates or Sublicensees plans to perform to obtain and maintain Regulatory Approval for the Licensed Products in the Field in the Territory or outside the Territory, as applicable, (c) all other material (with respect to Licensee) or all other (with respect to Everest) Development or regulatory activities, in each case, that the applicable Party or its Affiliates or Sublicensees plans to perform to obtain and maintain Regulatory Approval for the Licensed Products in the Field in the Territory or outside the Territory, as applicable, and (d) any corresponding Development Budget, as may be amended in accordance with this Agreement from time to time.
1.33“Divestiture” means [*]. “Divest” means to complete a Divestiture.
1.34“EVER001” means Everest’s proprietary chemical compound designated by Everest as EVER001, a reversible BTK inhibitor having the chemical structure as set forth on Schedule 1.34 (EVER001).
1.35“Everest Know-How” means any and all Know-How that (a) is Controlled by Everest or any of its Affiliates as of the Effective Date, during the Term, as of the Execution Date or at any time during the period between the Execution Date and the Effective Date, and (b) is necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Products in the Field in the Territory, including the Know-How contained in Everest Solely Owned Inventions or in Everest’s interest in Know-How contained in the Jointly Owned Inventions. Notwithstanding the foregoing, Everest Know-How shall not include (i) any Know-How Controlled by any Third Party that becomes an Affiliate of Everest after the Effective Date as a result of a Change of Control transaction, or a merger, acquisition or other similar transaction, unless such Know-How is used by Everest in its performance of Development or Manufacture activities under this Agreement or any supply agreement between the Parties or their Affiliates, or (ii) any Know-How that is related to any Additional Active or other proprietary compound or product Controlled by Everest or any of its Affiliates to the extent that it does not relate to the Licensed Compound or Licensed Products.

1.36“Everest Licensed IP” means Everest Know-How and Everest Patents.
1.37“Everest Patents” means any and all Patents that (a) are Controlled by Everest or any of its Affiliates as of the Effective Date, during the Term, as of the Execution Date or at any time during the period between the Execution Date and the Effective Date and (b) are necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Products in the Field in the Territory, including Everest Solely Owned Invention Patents and Everest’s interest in the Jointly Owned Invention Patents that satisfy clauses (a) and (b). Notwithstanding the foregoing, Everest Patents shall not include (i) any Patent Controlled by any Third Party that becomes an Affiliate of Everest after the Effective Date as a result of a Change of Control transaction or a merger, acquisition, consolidation or other similar transaction unless such Patent is practiced by Everest in its performance of Development or Manufacture activities under this Agreement or any supply agreement between the Parties or their Affiliates, or (ii) any Patents to the extent that claims in such Patents Cover any Additional Active or other proprietary compound or product Controlled by Everest or any of its Affiliates and do not Cover the Licensed Compound or Licensed Products. A list of Everest Patents as of the Effective Date is attached hereto on Schedule 1.37 (List of Everest Patents).
1.38“Exploit” means to make, have made, import, have imported, export, have exported, distribute, have distributed, use, have used, sell, have sold, offer for sale, or have offered for sale, including to Develop, Manufacture, and Commercialize.
1.39“FDA” means the United States Food and Drug Administration or any successor agency thereto performing similar functions.
1.40“Field” means any and all prophylactic, diagnostic and therapeutic uses and treatment of diseases and disorders.
1.41“First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale for monetary value by or on behalf of Licensee, its Affiliate or Sublicensee of the Licensed Product in such country after Regulatory Approval of such Licensed Product has been granted in such country. Sales of Licensed Product in a country prior to receipt of Regulatory Approval in such country, including “treatment IND sales,” “named patient sales” and “compassionate use sales” shall not be considered a First Commercial Sale in such country.
1.42“GCP” means the then-current standards, practices and procedures for good clinical practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.
1.43“Generic Product” means with respect to a Licensed Product in a country in the Territory, any pharmaceutical product that (a) contains the same active pharmaceutical ingredient at the same concentration as such Licensed Product, (b) is approved for use in such country pursuant to a Regulatory Approval process governing approval of a generic product of such Licensed Product based on the prior approval and data of the Licensed Product as determined by the applicable Regulatory Authority in such country; and (c) is sold in such country by a Third Party, which Third Party is (i) not authorized by Licensee, its Affiliates or Sublicensees to sell such product, and (ii) did not purchase such product in a chain of distribution that included any of Licensee, its Affiliates or Sublicensees.
1.44“Global Trial” means a multi-regional Clinical Trial that is designed to support Regulatory Approval for a Licensed Product in the Field in countries or regions both inside the Territory and outside the Territory through the conduct of Clinical Trials in multiple countries or regions in the Territory and outside the Territory, in all circumstances conducted as part of one unified Clinical Trial.
1.45“Global Trial Development Costs” means any Development Cost incurred by or on behalf of a Party in the conduct of any Global Trial consistent with the Development Budget, including COGS, without mark-up, for the Manufacture of Licensed Products and placebo for any Global Trial.
1.46“GLP” means the then-current standards, practices and procedures for good laboratory practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.
1.47“GMP” means the then-current standards, practices and procedures for good manufacturing practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including applicable guidelines promulgated under the ICH guidelines.
1.48“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature, including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal.
1.49“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
1.50“HSR Clearance” means the following conditions, collectively: (a) the applicable waiting period required under the HSR Act (and any extension thereof) shall have expired or been earlier terminated, (b) no injunction (whether temporary, preliminary, or permanent) prohibiting consummation of this Agreement shall be in effect [*], and (c) no lawsuit or proceeding seeking to enjoin, restrain, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending [*].
1.51“HSR Filing” means filings with the United States Federal Trade Commission and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the subject matter of this Agreement, together with all required documentary attachments thereto.
1.52“ICH” means the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use.
1.53“IND” means an investigational new drug application, clinical trial application, clinical trial exemption or similar application or submission filed with or submitted to a Regulatory Authority in a country or jurisdiction that is necessary to commence Clinical Trials in such country or jurisdiction.
1.54“Indication” means, with respect to a Licensed Product, a separate disease, disorder or medical condition for which such Licensed Product can be used to treat or prevent. For clarity, (a) different histologic or genetic subtypes of the same disease or lines of therapy (e.g., a second line therapy versus a third line therapy) and (b) different patient subpopulations, in each case (a) and (b), shall not be deemed different Indications for purposes hereunder provided that overlapping but different diseases, including when a disease arises as a complication of a different disease shall be deemed different Indications for purposes hereunder. [*].

1.55“Initiation” means, with respect to a Licensed Product and a Clinical Trial, dosing of the first patient in such Clinical Trial for such Licensed Product.
1.56“Internal Costs” means costs incurred by a Party (or its Affiliate) for its employees in the conduct of any applicable activities under this Agreement and overhead costs of a Party reasonably allocable to such activities.
1.57“Invention” means any inventions or discoveries, including processes, manufacture, composition of matter, Know-How, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or first reduced to practice (constructively or actually) by or on behalf of one Party or its Affiliates or their respective Sublicensees or the Parties jointly during the Term under this Agreement, including all rights, title and interests in and to the intellectual property rights therein and thereto.
1.58“JSC” means the Joint Steering Committee to be established by the Parties pursuant to Section 3.1 (Joint Steering Committee).
1.59“Know-How” means all proprietary or non-public technical, scientific, regulatory and other information, trade secrets, results, knowledge, techniques, materials and Data, in whatever form and whether or not confidential, patented or patentable, including invention disclosures, plans, processes, practices, methods, knowledge, know-how, skill, experience, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data or descriptions. For clarity, Know-How does not include any Patents or the inventions claimed thereby.
1.60“Knowledge” means, with respect to Everest, the actual knowledge of the individuals set forth in Schedule 1.60 (Everest Knowledge Parties) (or any successor holding comparable authority to any of the foregoing as of the applicable date) and the knowledge any such individuals would have after a reasonable inquiry.
1.61“Licensed Compound” means (a) EVER001, (b) any compound disclosed or claimed in the Everest Patents set forth in Schedule 1.37 (List of Everest Patents) that disclose or claim the compound in clause (a) and (c) any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester prodrug) form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of the foregoing set forth in clause (a) or (b).
1.62“Licensed Product” means any pharmaceutical product in any presentation, dosage form, formulation, route of administration or package configuration containing the Licensed Compound as an active pharmaceutical ingredient, whether alone or in combination with Additional Active(s).
1.63“Licensee Know-How” means any and all Know-How that is (a) Controlled by Licensee or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Products, including any Know-How contained in Licensee Solely Owned Inventions or in Licensee’s interest in any Know-How contained in Jointly Owned Inventions. Notwithstanding the foregoing, Licensee Know-How shall not include (i) any Know-How Controlled by any Third Party that becomes an Affiliate of Licensee after the Effective Date as a result of a merger, acquisition or other similar transaction, unless such Know-How is used by Licensee in the Exploitation of the Licensed Compound or Licensed Products, and (ii) any Know-How that is related to any Additional Active or other proprietary compound or product Controlled by

Licensee or any of its Affiliates to the extent that it does not relate to Licensed Compounds or Licensed Products.
1.64“Licensee Patents” means any and all Patents that are (a) Controlled by Licensee or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Products, including Licensee Solely Owned Invention Patents and Licensee’s interest in the Jointly Owned Invention Patents. Notwithstanding the foregoing, Licensee Patents shall not include (i) any Patent Controlled by any Third Party that becomes an Affiliate of Licensee after the Effective Date as a result of a merger, acquisition or other similar transaction, and (ii) any Patents to the extent that claims in such Patents Cover any Additional Active or other proprietary compound or product Controlled by Licensee or any of its Affiliates and do not Cover the Licensed Compounds or Licensed Products.
1.65“Licensee Technology” means the Licensee Know-How and Licensee Patents.
1.66“MAA” means an application for the authorization for marketing of a product, including all amendments and supplements thereto, filed with the applicable Regulatory Authority to gain approval to market such product in the applicable country.
1.67“Mainland China” means the mainland of the People’s Republic of China.
1.68“Major European Country” means each of [*].
1.69“Major Market Country” means each of the United States [*].
1.70“Manufacture” means, with respect to a product, activities related to the manufacture of such product or any compound or component therein, including manufacturing supplies for Development or Commercialization, packaging, labeling, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, and shipment and regulatory activities directly related to any of the foregoing, but not including any Development or Commercialization activities.
1.71“MHRA” means the Medicines and Healthcare products Regulatory Agency of the United Kingdom or any successor agency thereto performing similar functions.
1.72“Net Sales” means, with respect to a Licensed Product, the gross amounts invoiced in arm’s-length transactions by or on behalf of Licensee or any of its Affiliates or Sublicensees (each, a “Selling Party”) from or on account of the sale of the Licensed Product by such Selling Party to Third Parties, less the sum of the following (to the extent such deduction is not already reflected in the amount invoiced and determined in accordance with the applicable Accounting Standards as consistently applied):
(a)credits, allowances and chargebacks, if any are actually granted, on account of recalls, damaged goods, and rejections or returns of items previously sold;
(b)import taxes, export taxes, excise taxes, sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind), in each case, to the extent not reimbursed by any Third Party or refunded, recovered or credited back by the relevant tax authority;

(c)insurance, customs charges, freight, shipping and other transportation costs incurred in shipping of the Licensed Products to such Third Parties, in each case, to the extent not reimbursed by any Third Party;
(d)bad debt written off not exceeding [*] of gross invoiced amounts (provided that any bad debt subsequently collected shall be added to Net Sales); and
(e)discounts (including trade, quantity and cash discounts) actually granted and deducted solely on account of sales of the Licensed Product, and rebates actually paid to any Third Party on account of the purchase of the Licensed Product.
All of the foregoing deductions from the gross amounts invoiced for such sales of the Licensed Product shall be determined in accordance with the Accounting Standards. Net Sales shall not include Licensed Product provided for: (i) research and Clinical Trial purposes prior to and in support of Regulatory Approval; (ii) expanded access programs, compassionate use, named patient sales, patient assistance programs where the Licensed Products are provided at no cost or below cost; and (iii) test marketing programs or other similar programs or studies, or for sample or promotional purposes (provided that the Licensed Product is not otherwise generally available for purchase in the applicable country, and are provided at no cost or below cost). Subject to the foregoing, any sales income received by Licensee, its Affiliates or Sublicensees for Licensed Products prior to Regulatory Approval shall be Net Sales and subject to the royalties under Section 8.5 (Royalties).
Licensed Products shall be considered “sold” in accordance with the Accounting Standards. Net Sales shall be determined from the books and records of the Selling Party.
It is understood that any accruals for individual items reflected in Net Sales are periodically trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with the Accounting Standards.
Sale or transfer of any Licensed Product between any of the Selling Parties shall not result in any Net Sales, and Net Sales shall be calculated based on any subsequent sales or dispositions to a Third Party in an arm’s length transaction. To the extent that any Selling Party receives consideration other than or in addition to cash in consideration for the sale of the Licensed Product to a Third Party, Net Sales shall include the fair market value of such non-cash consideration for such sale of Licensed Product. For clarity, sales by a Selling Party to a Third Party wholesaler or similar distributor, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a Third Party and Net Sales hereunder.
Net Sales shall also include and be deemed to have been made with respect to any Licensed Products used by Licensee, or any of its Affiliates or Sublicensees, for its own commercial purposes, or transferred to any Third Party for less than the Selling Party is then charging in normal arm’s length sales transactions; and Net Sales in all such cases shall be deemed to have been made at the prices at which such Licensed Products are then being sold to the customers of such user or transferor (or of Licensee, if an Affiliate or Sublicensee is a user but not a seller) in arm’s length sales transactions.

For clarity, the foregoing paragraph shall not (a) apply to any Licensed Products provided for the purposes described in the exclusions from Net Sales set forth in the second paragraph of this Section 1.72 (Net Sales) (including research, Clinical Trial, expanded access, compassionate use, patient assistance, test marketing, sample or promotional purposes), (b) apply to any bona fide discounts, including volume-based discounts, formulary or market access pricing, or pricing required or mandated by a Governmental Authority, or (c) override or limit the deductions from Net Sales otherwise set forth in this Section 1.72 (Net Sales). For purposes of the foregoing paragraph, the deemed Net Sales price shall be calculated based on the weighted average net selling price charged by the applicable Selling Party to its customers in arm’s length sales transactions during the applicable Calendar Quarter.
To the extent that Licensee or any of its Affiliates, or Sublicensees, provides to the purchasing Third Party discounts or allowances that are applicable to purchases of the Licensed Product and one or more other products (such as in a “bundled sale” arrangement), such discounts and allowances shall be allocated between the Licensed Product (for purposes of the deductions used in calculating Net Sales as above) and such other products in an equitable and commercially reasonable manner that does not unfairly or inappropriately bias the level of discounting against the Licensed Product (as compared to the other products).
Net Sales of any Combination Product for the purpose of calculating royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, the Selling Party that owns or otherwise controls the Combination Product shall determine the actual Net Sales of such Combination Product (using the above provisions), and then: such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where “A” is the net selling price in such country of the Licensed Product, if sold separately for the same dosage as contained in the Combination Product, and “B” is the net selling price in such country of the Additional Active(s) in the combination if sold separately for the same dosage as contained in the Combination Product. All net selling prices of the components of such end-user product or service shall be calculated as the average net selling price of said components during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either the Licensed Product or Additional Active(s) included in such Combination Product are made during the accounting period in which the sale was made or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales allocable to the Licensed Product in each such country shall be determined by mutual agreement reached in good faith by the Parties as soon as practicable based on an equitable method of determining the same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution and value to the end user of the Licensed Product and the Additional Active(s) in the combination).
1.73“Non-Renal Field” means any and all uses in the Field other than those within the Renal Field.
1.74“Ongoing Clinical Trial” means Everest’s ongoing Phase 1-b/Phase 2-a Clinical Trial of Licensed Product (also referred to as ES108001; NCT05800873).

1.75“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by a Party (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement, including costs for independent contractors engaged as permitted under this Agreement.
1.76“Outside Disclosure Date” means (a) the [*] following the date Everest receives notice of HSR Clearance in accordance with Section 16.5(c) (HSR Filing) or (b) as the Parties otherwise agree in writing.
1.77“Party” means Licensee or Everest individually, and “Parties” means Licensee and Everest collectively.
1.78“Patents” means (a) all national, regional and international patent applications, including provisional and non-provisional applications, priority applications, and patent cooperation treaty (PCT) applications; (b) all patents, including supplemental protection certificates, that have issued or in the future issue from any of the foregoing, including utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, re-examination certificates, renewals, extensions or additions to any such patents and patent applications (as applicable).
1.79“Personal Data” means any data that constitutes “personal information,” “personal data” or similar term as defined and governed by applicable Data Protection Laws.
1.80“Phase II Clinical Trial” means, with respect to a Licensed Product, a Clinical Trial that is described as a phase II clinical trial in its protocol, or that otherwise would satisfy the requirements of 21 C.F.R. § 312.21(b) or corresponding counterparts in any applicable country in the Territory other than the United States. For clarity, the phase II part of a study designed as a continuous phase I/II study shall be considered a Phase II Clinical Trial for the purposes of this Agreement when the phase II part has been Initiated.
1.81“Phase III Clinical Trial” means, with respect to a Licensed Product, any (a) Clinical Trial that is described as a phase III clinical trial in its protocol, or that otherwise would satisfy the requirements of 21 C.F.R. §312.21(c) or corresponding counterparts in any applicable country in the Territory other than the United States or (b) other Clinical Trial, the results of which, together with prior data and information concerning such Licensed Product, are (at the time of Initiation) intended to be sufficient to support the submission of an MAA for and obtaining Regulatory Approval of such Licensed Product and to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such product as required for such Regulatory Approval by the applicable Regulatory Authority. For clarity, (i) the phase III part of a study designed as a continuous phase II/III study shall be considered a Phase III Clinical Trial for the purposes of this Agreement when the phase III part has been Initiated and (ii) if a given Clinical Trial is not a Phase III Clinical Trial as of Initiation but is later converted to Phase III Clinical Trial, such Clinical Trial shall be deemed to have been Initiated as a Phase III Clinical Trial as of the date of the conversion.
1.82“Pivotal Clinical Trial” means a Clinical Trial of a Licensed Product in human subjects in any country, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Regulatory Approval of the Licensed Product. For the avoidance of doubt, it is the intent of the Parties that a Pivotal Clinical Trial shall be a Phase III Clinical Trial, provided, that any Phase II Clinical Trial that is subsequently used as a registrational trial shall be deemed a Pivotal Clinical Trial only upon, and at such time as, an application for Regulatory Approval is accepted by the FDA, the National Medical Products Administration or a foreign equivalent regulatory authority in the other regions in the Territory using such Phase II Clinical Trial as the basis for such Regulatory Approval.
1.83“Planned Global Trials” means the Global Trials identified in Schedule 1.83 (Planned Global Trials).
1.84“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan or any successor agency thereto performing similar functions.
1.85“pMN” means primary membranous nephropathy.
1.86“Pricing and Reimbursement Approval” means, in any country where a Regulatory Authority authorizes reimbursement for, or approves or determines pricing or level of reimbursement for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.
1.87“Process” (and any inflection thereof) means any operation or set of operations performed on Data (including, without limitation, Personal Data), whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
1.88“Region” means each of the following groups of countries and jurisdictions: (a) the U.S. and Canada (“North America”); (b) the countries comprising the European Economic Area, and the United Kingdom (“Europe”); (c) Afghanistan, Australia, Bangladesh, Bhutan, India, Japan, Kazakhstan, Kyrgyzstan, Maldives, Mongolia, Nepal, New Zealand, North Korea, Pakistan, Sri Lanka, Tajikistan, Turkmenistan and Uzbekistan (collectively, “Asia”); and (d) all of the countries and jurisdictions in the Territory not covered by clauses (a), (b), or (c) (collectively, “ROW”).
1.89“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary to market and sell a pharmaceutical product in a country, region or other jurisdiction in the Territory, excluding separate Pricing and Reimbursement Approval, except to the extent necessary for such marketing or sale.
1.90“Regulatory Authority” means any supranational, country, federal, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country, region or jurisdiction.
1.91“Regulatory Exclusivity” means marketing or data exclusivity conferred by the applicable Regulatory Authority in a country, region or jurisdiction on the holder of a marketing approval for a pharmaceutical product in such country, region or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.
1.92“Regulatory Materials” means, with respect to a product, regulatory applications (including MAA), submissions, notifications, materials, communications, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize such product in a particular country, region or jurisdiction.

1.93“Renal Field” means [*].
1.94“Retained Territory” means Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, Taiwan, Republic of Korea, Brunei Darussalam, the Kingdom of Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand, the Democratic Republic of Timor-Leste, and Vietnam.
1.95“Segregate” means [*].
1.96“Solely Owned Inventions” means Everest Solely Owned Invention and Licensee Solely Owned Invention, as applicable.
1.97“Sublicensee” means, (a) with respect to Licensee, a Third Party that has been granted a sublicense by Licensee under any of the rights or licenses granted to Licensee pursuant to this Agreement and (b) with respect to Everest, a Third Party that has been granted a license by Everest under the Everest Licensed IP to Exploit the Licensed Compound and Licensed Products in the Field in the Retained Territory. For clarity, a Third Party that was granted a further sublicense (including through multiple tiers) by a Sublicensee shall also be deemed a Sublicensee.
1.98“Territory” means worldwide except for the Retained Territory.
1.99“Third Party” means any entity other than the Parties and any of their Affiliates.
1.100“United States” or “U.S.” means the United States of America, including its territories and possessions as recognized by the United Nations from time to time, but in all cases including, for clarity, Puerto Rico.
1.101“U.S. Bulk Data Final Rule” means the Final Rule Implementing Executive Order 14117 of February 28, 2024, (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern), 90 Fed. Reg. 1636.
1.102“U.S. Dollars” or “$” means U.S. dollars, the lawful currency of the United States.
1.103“Upstream License Agreement” means [*].
1.104“Valid Claim” means a claim contained in (a) an issued and unexpired Patent, which claim has not been found to be unpatentable, invalid, revocable or unenforceable by a decision of a court or other authority of competent jurisdiction in the subject country or jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a Patent application that has not been irretrievably cancelled, withdrawn, abandoned or rejected; provided, however, that Valid Claim shall exclude any such claim in a Patent application that has not been granted within [*] from the earliest priority date for such application (except that any claim issued from such an excluded pending Patent application shall become a Valid Claim at and after its date of issuance).
1.105Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Additional Global Trial	3.1(e)
Alliance Manager	3.10
Blocking IP	8.7(b)(i)
China Sufficient	4.2
Combination Product Inventions	12.1(d)
Commercialization Plan	7.2
Committee	3.4
Data Breach	11.4(a)(vii)
Disclosing Party	10.1
Dispute	15.1
DOJ	16.5(b)
Effective Date	13.1
Everest Additional Active	12.1(d)
Everest Additional Active Inventions	12.1(d)
Everest Indemnitees	14.1
Everest Solely Owned Invention Patents	12.1(b)
Everest Solely Owned Inventions	12.1(b)
Everest Trademarks	7.5(b)
Execution Date	Introductory paragraph
Exclusivity Period	2.6
Executive Officers	3.6(a)
Force Majeure Event	16.11
FTC	16.5(b)
Global Trademarks	7.5(a)
ICC	15.1
Indemnitee	14.3
Indemnitor	14.3
Indirect Tax	9.3(e)
Infringement	12.3(a)
Initial Technology Transfer	4.4
Joint Development Committee	3.3
Jointly Owned Invention Patents	12.1(c)
Jointly Owned Inventions	12.1(c)
License Payments	9.3(b)
Licensee Additional Active	12.1(d)
Licensee Additional Active Inventions	12.1(d)
Licensee Indemnitees	14.2
Licensee Solely Owned Invention Patents	12.1(b)
Licensee Solely Owned Inventions	12.1(b)
Losses	14.1

Defined Terms	Section
Manufacturing Technology Transfer Completion	6.1
Ongoing Clinical Trial Development Costs	4.3(a)(i)
Other Trial Development Costs	4.3(a)(ii)
Permitted Development Overrun	4.3(c)
Pharmacovigilance Agreement	5.8
Proposed Publication	10.5(b)
Receiving Party	10.1
Remedial Action	5.9
Review Period	10.5(b)
Royalty Floor	8.7(d)
Royalty Term	8.6
SEC	10.3(c)
Subcommittee	3.2
Term	13.1
Territory Patents	12.2(b)
Third Party Claims	14.1
Upfront Payment	8.1
U.S. Bankruptcy Code	13.5

Article 2
LICENSE
2.1License Grant.
(a)Territory License Grant. Subject to the terms and conditions of this Agreement (including Everest’s retained rights in Section 2.3 (No Implied Licenses; Retained Rights)) and the Upstream License Agreement, Everest hereby grants to Licensee, during the Term, an exclusive (even as to Everest and its Affiliates), royalty-bearing license, with the right to sublicense through multiple tiers (in accordance with Section 2.2 (Sublicense Rights)), under Everest Licensed IP solely to Exploit the Licensed Compound and Licensed Products in the Field in the Territory.
(b)Retained Territory License Grant. Subject to the terms and conditions of this Agreement (including Everest’s retained rights in Section 2.3 (No Implied Licenses; Retained Rights)), Everest hereby grants to Licensee, during the Term, a non-exclusive license under the Everest Licensed IP to research, conduct non-clinical Development for, or Manufacture or have Manufactured the Licensed Compound and the Licensed Products in the Retained Territory solely for the purpose of Exploiting the Licensed Products in the Field in the Territory, provided, however, that Licensee shall not engage in such activities in the Retained Territory if such activities would be reasonably expected to materially adversely affect the Development or Commercialization of the Licensed Compound or Licensed Products in the Retained Territory.
2.2Sublicense Rights.

(a)Right to Sublicense. Subject to the terms and conditions of this Agreement and the Upstream License Agreement, Licensee shall have the right to grant sublicenses under Everest Licensed IP, to (i) an Affiliate, provided that such sublicense shall automatically terminate if such entity ceases to be an Affiliate of Licensee, or (ii) to a Third Party, in each case ((i) and (ii)), without Everest’s consent. Licensee will promptly provide written notice to Everest upon entering such sublicense.
(b)Sublicense Terms. If Licensee or any of its Affiliates grants a sublicense to any Third Party, then Licensee shall provide Everest with a copy of each such sublicense agreement (including any amendments thereof) within [*] after execution thereof (which copy may be redacted of any confidential or proprietary information that is not necessary for Everest to confirm or verify Licensee’s compliance with this Agreement or the Upstream License Agreement), which copy shall be deemed the Confidential Information of Licensee. For purposes of complying with the Upstream License Agreement, Everest has the right to notify the Upstream Licensors of the execution of a sublicense agreement by Licensee and provide a copy of such sublicense agreement to the Upstream Licensor subject to confidentiality and non-use obligations set forth in the Upstream License Agreement, and Everest shall be responsible for any breach of such confidentiality obligations by the Upstream Licensor. No such sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement or obligations to Upstream Licensors under the Upstream License Agreement. Any sublicense granted by Licensee under this Agreement shall be (i) in writing and (ii) subject and subordinate to, and consistent with, the terms and conditions of this Agreement and the Upstream License Agreement. It shall be a condition of any sublicense agreement that the Affiliate or Sublicensee, as applicable, agrees to be bound by the terms of this Agreement applicable to Affiliate or Sublicensee. Without limiting the foregoing, each sublicense agreement shall include the following additional terms and conditions: (A) the Sublicensee shall be bound by non-use and non-disclosure obligations consistent with those set forth in this Agreement; (B) the Sublicensee shall be obligated to maintain Development, Commercialization and financial records such that Licensee can comply with its obligations under Section 4.6 (Development Updates), Section 7.4 (Commercialization Reports) and Section 9.1 (Payment; Reports); and (C) any sublicense agreement shall contain appropriate intellectual property assignment and license provisions to give effect of the intellectual property ownership and license provisions in this Agreement.
(c)Right to Subcontract. Subject to the terms and conditions of this Agreement, Licensee may engage subcontractors for purposes of conducting Development, Manufacturing, Commercialization and other activities for Licensee under this Agreement, provided that any such subcontractor is bound by a written agreement that is consistent with the terms and conditions of this Agreement and the Upstream License Agreement. With respect to any activities of Licensee under this Agreement that are subcontracted to a subcontractor, Licensee will include in the applicable subcontract an assignment to Licensee of all rights in Patent and Know-How made by such subcontractor during the performance of the subcontracted activities, excluding any generally applicable modifications or improvements to such subcontractor’s background intellectual property rights, and in any event will include in the applicable subcontract a license to Licensee that is sublicensable to Everest and the Upstream Licensors, of any Patents and Know-How made by such subcontractor during the performance of the subcontracted activities. Notwithstanding Section 2.2(b) (Sublicense Terms), Licensee shall not be required to provide Everest with copies of agreements with subcontractors, provided that such subcontractor is not also a Sublicensee. For clarity, a subcontractor shall not be considered a Sublicensee under this Section 2.2(c) (Right to Subcontract) if Licensee or its Affiliate engages such subcontractor for conducting Development,

Manufacture, Commercialization and other activities under this Agreement on behalf of Licensee or its Affiliate solely on a fee-for-service basis and grants such subcontractor a limited right under the Everest Licensed IP solely as necessary to perform the subcontracted activities on behalf of Licensee or its Affiliate, and such right (i) is non-exclusive, non-transferable (except in connection with the permitted transfer of the applicable subcontract), and non-sublicensable (except to affiliates or further subcontractors of such subcontractor), (ii) is limited to the applicable subcontracted activities, (iii) does not permit the subcontractor to Exploit the Licensed Compounds or Licensed Products for its own account or for any other Third Party, and (iv) terminates upon completion or termination of the applicable subcontracted activities.
(d)Licensee’s Responsibility. Licensee shall be responsible for ensuring that the performance by any of its Affiliates, Sublicensees and subcontractors hereunder is in accordance with the applicable terms of this Agreement and the Upstream License Agreement. Licensee shall be responsible for any actions of its Affiliates, Sublicensees and subcontractors to the same extent as if such actions had been taken by Licensee itself, and Everest shall have the right to proceed directly against Licensee without any obligation to first proceed against such Affiliate, Sublicensee, or subcontractor. Licensee shall be fully responsible and liable for the failure of its Affiliates, Sublicensees or subcontractors to comply with the relevant obligations under this Agreement and shall, at [*] cost, be responsible for enforcing compliance by its Affiliates, Sublicensees, and subcontractors with the terms of the applicable sublicense agreement.
2.3No Implied Licenses; Retained Rights. No right or license under any Patents or Know-How of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Everest hereby expressly reserves all rights not expressly licensed to Licensee in Section 2.1 (License Grant), including (a) all rights under the Everest Licensed IP with respect to the Licensed Compound and Licensed Products in the Retained Territory, subject to Licensee’s non-exclusive license as set forth in Section 2.1(b) (Retained Territory License Grant), (b) all rights under the Everest Licensed IP to exercise its rights or perform its obligations under this Agreement, (c) all rights under the Everest Licensed IP to research, conduct non-clinical Development, or Manufacturing activities in the Territory solely for the purpose of Exploiting the Licensed Products in the Retained Territory, in each case whether directly or through its Affiliates, licensees or subcontractors.
2.4License to Everest. Licensee hereby grants to Everest a non-exclusive, fully paid, royalty-free license, with the right to sublicense through multiple tiers to any Affiliate of Everest or any other Third Party, (a) under the Licensee Technology, to fulfill, either itself, or through its Affiliates or subcontractors, its obligations under this Agreement, including its Manufacturing and supply obligations under Section 6.2 (Clinical Supply) and Section 6.3 (Commercial Supply) and (b) subject to Section 5.7(a), under the Licensee Solely Owned Inventions and Licensee Solely Owned Inventions Patents to Exploit the Licensed Compound or Licensed Products (excluding any Additional Active or other proprietary compound or product Controlled by Licensee or any of its Affiliates) solely in the Field in the Retained Territory.
2.5Upstream License Agreement. Licensee acknowledges and agrees that:
(a)(i) Everest obtained the rights to certain Everest Licensed IP from the Upstream Licensors under the Upstream License Agreement; (ii) the license grant to Licensee under Section 2.1 (License Grant) constitutes a sublicense under the Upstream License Agreement; and (iii) such sublicense is subject to the terms and conditions of the Upstream License Agreement;

(b)it has received from Everest a copy of the Upstream License Agreement;
(c)Licensee shall, and shall cause its Affiliates, and shall require its Sublicensees and subcontractors, to comply with the terms and conditions of the Upstream License Agreement; and
(d)without limiting the foregoing, Licensee shall maintain in confidence all Confidential Information (as such term is defined in the Upstream License Agreement) of the Upstream Licensors, and shall only use such Confidential Information as required or permitted by Article 8 (Confidentiality and Publicity) of the Upstream License Agreement.
2.6Non-Compete. From the Effective Date until the date that is ten (10) years thereafter (the “Exclusivity Period”), except pursuant to the terms and conditions of this Agreement with respect to any Licensed Compound or Licensed Products or with the advance, written agreement of the other Party, each Party shall not, and will cause its Affiliates and require its Sublicensees not to directly or indirectly, whether by itself or with or through any Third Party, Develop, Manufacture or Commercialize any Competing Product in the Field. Notwithstanding the foregoing, if a Party undergoes a Change of Control with a Third Party (such Third Party, together with its Affiliates existing prior to such Change of Control, the “Acquisition Party”), then the non-compete obligations set forth in this Section 2.6 (Non-Compete) shall not [*] if such Party and such Acquisition Party promptly Segregate such Competing Product [*]. If a Third Party becomes an Affiliate of a Party after the Effective Date through merger, acquisition, consolidation or other similar transaction and such transaction does not result in a Change of Control of such Party [*] then the non-compete obligations set forth in this Section 2.6 (Non-Compete) shall not [*] if such Party or its Affiliate, as applicable, Divests such Competing Product within [*] and at all times Segregates such Competing Product prior to such Divestiture. The exceptions set forth in this Section 2.6 (Non-Compete) shall apply to any Sublicensee, mutatis mutandis.
2.7[*].
Article 3
GOVERNANCE
3.1Joint Steering Committee. Within [*] following the Effective Date, the Parties shall establish a JSC comprised of [*] representatives from each Party to provide oversight of the Parties’ activities with respect to the Development and Commercialization of the Licensed Products in the Territory and facilitate information exchange between the Parties under this Agreement. The JSC, as may be conducted through the applicable Subcommittee, shall in particular:
(a)review, discuss and coordinate the overall strategy for the Development of the Licensed Products in the Territory and outside the Territory;
(b)review, discuss and approve the initial Development Plan and any proposed amendments or revisions to the Development Plan(s), including with respect to any Global Trial;
(c)review, discuss and approve the initial Development Budget and any proposed amendments or revisions to the Development Budget;
(d)review, discuss and approve any study protocols relating to the Development Plan(s) (and any amendments thereto);

(e)review and discuss the feasibility of pursuing any Global Trial in the Field in addition to the Planned Global Trials (each, an “Additional Global Trial”);
(f)review, discuss and serve as a forum for the sharing of information between the Parties regarding the conduct of any Development activities by Licensee and Everest;
(g)oversee and coordinate the on-going disclosure, sharing or transfer of Everest Know-How pursuant to Section 4.4 (Technology Transfer) and of new Inventions generated in or related to the Development of the Licensed Products;
(h)review, discuss and serve as a forum to discuss the Commercialization of the Licensed Products in and branding strategies in the Field in the Territory and outside the Territory;
(i)review and discuss the Commercialization Plan for the Territory, in compliance with Applicable Laws (including antitrust and competition laws);
(j)coordinate supply of Licensed Products for the Territory in accordance with Article 6 (Manufacture & Supply);
(k)Establish other Subcommittees as necessary or advisable to further the purpose of this Agreement; and
(l)perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
3.2Subcommittees. From time to time during the Term, the JSC may establish and disband one or more subcommittee(s) (each, a “Subcommittee”) to oversee particular activities of the Parties, and the JSC may assign to such Subcommittee(s) duties or tasks independent of the duties of the JSC, or delegate part of such duties of the JSC to such Subcommittee(s) as it deems necessary and appropriate.
3.3Joint Development Committee. Without limiting the generality of Section 3.2 (Subcommittees), no later than [*] after the Effective Date, the JSC shall establish a joint development committee (the “Joint Development Committee” or “JDC”) comprised of an equal number of representatives from each Party. The JDC shall (i) oversee the Development of the Licensed Products and implementation and progress of the Development Plan in the Territory, including to discuss and propose to the JSC for approval the initial Development Plan and any amendments to the Development Plan(s), and (ii) share information and coordinate efforts on the Manufacturing of the Licensed Products for the Territory.
3.4Composition; Meetings. The JSC and each Subcommittee (each, a “Committee”) shall be composed of [*] representatives from each Party (or, for any Subcommittee, such other equal number of representatives of each of Licensee and Everest as the JSC may determine), each of whom shall be an officer or employee of the applicable Party with the requisite experience and seniority to make decisions on behalf of such Party, and each Party shall notify the other Party of its initial JSC representatives within [*] days after the Effective Date. Each Party shall designate a representative to be the co-chairperson of each Committee, who shall schedule meetings, prepare meeting agenda and meeting minutes and follow up on action items. These responsibilities shall alternate between the Parties or each co-chairperson, as applicable, with Everest’s co-chairperson taking the responsibility for the first meeting of each Committee. Each Party may change its representatives to any Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s representatives in each Committee shall possess appropriate experience with respect to the issues falling within the functions of such Committee and requisite seniority within such Party’s organization, and shall have the authority to make decisions on behalf of the Party such representative represents.
3.5Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend a meeting of any Committee (in a non-voting capacity) in the event that the planned agenda for such Committee meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant or counsel) attend such a meeting, such Party shall provide prior written notice to the other Party, obtain approval from such other Party for such Third Party to attend, such approval not to be unreasonably withheld, conditioned or delayed, and ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
3.6Decision-Making. The representatives of each Party shall have, collectively, [*] vote at each Committee on all matters brought before such Committee. The Committees may not take any action or decide any matter except at a meeting attended by at least [*] voting member representing each Party. Each Committee shall endeavor to make decisions by consensus.
(a)JSC Decisions. Except where consent or approval on any matter by a Party is expressly required herein, if after reasonable discussion and good faith consideration of each Party’s view on any matter within the decision-making authority of the JSC, the representatives of the Parties on the JSC cannot reach an agreement as to such matter within [*] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of Everest and Chief Executive Officer of Licensee (collectively, the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within [*] after such matter has been referred to them, then:
(i)With respect to the initial Development Plan and any amendment to the Development Plan related to any Global Trial, Licensee shall be entitled to make final decisions, provided that (A) any Global Trial to be conducted pursuant to any Development Plan shall be designed to be China Sufficient in accordance with Section 4.2 (Development Plan), and (B) no Development Budget shall be binding on the Parties unless agreed to by the Parties (which, for clarity, shall not limit Licensee’s final decision-making authority with respect to any amendment to the Development Plan related to any Global Trial, provided that (x) Licensee pays for any increased costs associated with such amendment that are not included in a mutually-approved Development Budget and (y) such amendment does not increase Everest’s operational obligations with respect to such Global Trial);
(ii)With respect to any matter within the decision-making authority of the JSC other than the initial Development Plan and any amendment to the Development Plan related to any Global Trial:
(A)Licensee shall be entitled to make final decisions with respect to the Development or Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory; provided, however, that Licensee shall not exercise such final decision-making authority if such decision would be reasonably expected to (x) materially adversely affect the Development or Commercialization of the Licensed

Products in the Retained Territory, or (y) increase Everest’s financial, operational or other obligations under the Development Plan; and
(B)Everest shall be entitled to make final decisions with respect to the Development or Commercialization of the Licensed Compound and Licensed Products in the Retained Territory, provided, however, that Everest shall not exercise such final decision making authority if such decisions would be reasonably expected to materially adversely affect the Development or Commercialization of Licensed Products in the Territory.
(iii)Limitations to Final Decision-Making Authority. Notwithstanding any provisions to the contrary in this Section 3.6 (Decision-Making), a Party’s exercise of its final decision-making authority under this Section 3.6 (Decisions-Making) must comply with the following:
(A)such Party’s decision must be consistent in all material respects with the terms and conditions of this Agreement;
(B)such Party may not impose any obligation on the other Party or waive any right or remedy of the other Party under this Agreement; and
(C)such Party may not require the other Party to violate any Applicable Law or ethical requirement.
(b)Subcommittee Decisions. Except where consent or approval on any matter by a Party is expressly required herein, if after reasonable discussion and good faith consideration of each Party’s view on any matter within the decision-making authority of the applicable Subcommittee, the representatives of the Parties on such Subcommittee cannot reach an agreement as to such matter within [*] after such matter was brought to such Subcommittee for resolution or after such matter has been referred to such Subcommittee, such disagreement shall be escalated to the JSC.
3.7Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend, modify, waive any provision of this Agreement, determine whether or not a Party has complied with any of its obligations under this Agreement, make any decision or approve any matter that is expressly stated to require the mutual agreement of the Parties or the written consent of one or both Parties and no decision of the JSC may be in contravention of any terms and conditions of this Agreement. For clarity, except as set forth in Section 3.1(b) (Joint Steering Committee), the JSC shall have no decision-making authority regarding any Development, Manufacturing, Commercialization or other activity in the Retained Territory.
3.8Meetings. Each Committee shall hold meetings at such times as it elects to do so, but will meet no less frequent than every [*]. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person meetings shall be determined by the Parties. Each Party will bear its own expenses related to the attendance of the Committee meetings by its representatives. At least [*] prior to each Committee meeting, the co-chairpersons of the applicable Committee or their designees shall prepare and circulate agenda items for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes shall be kept for all Committee meetings. Meeting minutes shall be prepared on an alternating basis by the co-chairpersons of the applicable Committee or their designees and sent to each member of the applicable Committee for review and approval within [*] after the meeting. Minutes shall be deemed approved by a member of the applicable Committee unless such member objects to the accuracy of such minutes within [*] of receipt.
3.9Discontinuation of Committee. A Committee shall continue to exist until the Parties mutually agree to disband such Committee. Once the JSC is disbanded, all other Committees shall disband, the JSC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the points of contact for the exchange of information under this Agreement, and the Parties shall reach decision directly on matters that are subject to the decision of the JSC as set forth in Section 3.1 (Joint Steering Committee) subject to the same respective decision-making rights and limitations set forth in Section 3.6 (Decision-Making) and the other terms and conditions of this Agreement.
3.10Alliance Managers. Each Party shall appoint an individual, who is an employee of such Party, to act as its alliance manager under this Agreement within [*] after the Effective Date (the “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC and Subcommittee meetings (in each case, as a non-voting participant); provided that the Alliance Managers shall not count toward the number of representatives that each Party may have on each such Committee. An Alliance Manager may also bring any matter to the attention of the JSC, if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
Article 4
DEVELOPMENT
4.1Overview; Diligence. As between the Parties, Licensee shall be responsible for the Development of Licensed Products in the Field in the Territory. Subject to this Article 4 (Development) and Section 3.6 (Decision-Making), Licensee (itself or through its Affiliates and Sublicensees) shall use Commercially Reasonable Efforts to (i) Develop and, seek and obtain Regulatory Approval for at least one (1) Licensed Product in the Field in each of the Major Market Countries in accordance with this Agreement and the Development Plan. Each Party shall (a) perform the Development activities assigned to it under the Development Plan and in compliance with all Applicable Laws (including GCP) and (b) use Commercially Reasonable Efforts to perform the activities assigned to it under the Development Plan pursuant to the timeline set forth in the Development Plan, provided that subclause (b) shall not apply to any activities to be conducted by Everest solely for the benefit of the Retained Territory. Everest shall (i) perform and Complete the Ongoing Clinical Trial, unless suspension or termination of the Ongoing Clinical Trial is required to comply with the order of any Regulatory Authority, at [*] cost and expense, and (ii) perform and complete any CMC development and manufacturing process activities allocated to Everest within the then-current Development Plan that are necessary to conduct the first Phase III Clinical Trial for a Licensed Product; provided that for any such activities in clause (ii), Licensee shall reimburse [*] of Everest’s costs for such activities up to [*] and Everest shall bear all other costs in connection with such activities.
4.2Development Plan. The JSC shall review, discuss, and approve an initial Development Plan (including an initial Development Budget) promptly following the Effective Date (within [*] of the Effective Date), for the Development activities, including with respect to each Planned Global Trial, to be conducted by or on behalf of Licensee and Everest as part of a global Development program in order to obtain Regulatory Approvals for the Licensed Products in the Territory and outside the Territory. Once approved by the JSC, the Development Plan shall be signed by both Parties and incorporated under this Agreement by reference. The Development Plan shall include, at a minimum, (a) all Indications then being pursued by the Parties; (b) a description of the Development and regulatory activities to be conducted by each Party, and the relevant deliverables; (c) a description of any Clinical Trial of any Licensed Product to be conducted by or on behalf Everest to obtain and maintain Regulatory Approval for such Licensed Product in the Field outside of the Territory, including the relevant Indication, dose and dosing schedule for Licensed Product and inclusion/exclusion criteria, in each case, for such Clinical Trial; (d) a Development Budget for the Development Costs subject to Development Cost Sharing and Reimbursement, including Other Trial Development Costs and Development Costs to be incurred by Everest for Development activities to be conducted by Everest thereunder; and (e) an estimated timeline for the performance of the Development activities to be conducted thereunder. From time to time during the Term, either Party may propose written amendments and updates to the then-current Development Plan and Development Budget, including with respect to any global Development activities to be conducted by or on behalf of the Parties for any Additional Global Trials in the Field in the Territory and outside the Territory, and shall submit such amendments and updates to the JSC for review and approval. The Parties agree that any Planned Global Trial and any Additional Global Trial to be conducted pursuant to the Development Plan shall be designed to support the Regulatory Approvals of the Licensed Products both in the U.S. and Mainland China (for example, with respect to Mainland China, the Development Plan shall require that a set percentage of total patients enrolled in such Global Trial shall be contributed from Mainland China consistent with the regulatory requirements in Mainland China for the results of such Global Trial to be sufficient to support Regulatory Approval in Mainland China without the need for the conduct of any additional Clinical Trial) (“China Sufficient”). The Parties further agree that, Everest may, at its sole discretion, decline to participate in any Additional Global Trial proposed by Licensee, and, to the extent Everest has declined to participate in any proposed Phase II Clinical Trial for an Indication in the Field, such that such Phase II Clinical Trial will not be deemed a Global Trial under this Agreement, Everest may elect, at its discretion, to participate in any subsequent Phase III Clinical Trial or Pivotal Clinical Trial for the same Indication in the Field under the Development Plan and such subsequent Phase III Clinical Trial or Pivotal Clinical Trial will be deemed a Global Trial under this Agreement, provided upon such election, Everest is obligated to comply with the payment obligation set forth in Section 5.7(a) in relation to such Phase II Clinical Trial. Each amendment or update to the Development Plan will become effective and will supersede such previous Development Plan upon approval by the JSC. Each Party shall be responsible for conducting any Development activities assigned to it under such Development Plan in compliance with Applicable Law. For the avoidance of doubt, neither Everest nor Licensee shall conduct any material Development activities for Licensed Products that are not set forth in the then-current Development Plan.
4.3Development Costs.
(a)Development Cost Sharing.
(i)Ongoing Clinical Trial Development Costs. Everest will be solely responsible for any Development Costs incurred in connection with the Ongoing Clinical Trial (“Ongoing Clinical Trial Development Costs”).
(ii)Other Trial Development Costs. With respect to any Global Trial Development Costs and Basket Renal Trial Development Costs, including any related Permitted Development Overrun, (collectively, the “Other Trial Development Costs”) incurred by or on behalf of either Party in connection with the conduct of any Global Trial or Basket Renal Trial consistent with the Development Budget, the Parties shall share such Other Trial Development Costs such that Everest shall be responsible for [*] of total Other Trial Development

Costs, and Licensee shall be responsible for [*] of total Other Trial Development Costs. For the avoidance of doubt, the Other Trial Development Cost sharing structure as set forth in this Section 4.3(a)(ii) (Other Trial Development Costs) shall (A) apply to any Global Trial for any Indication to be pursued by the Parties under this Agreement and (B) include the COGS (without mark-up) for Manufacturing Licensed Products for any Global Trial or the Basket Renal Trial.
(iii)Other Development Costs. Except as set forth in Section 4.1 (Overview; Diligence); Section 4.3(a)(i) (Ongoing Clinical Trial Development Costs), Section 4.3(a)(ii) (Other Trial Development Costs) and Section 4.3(c) (Permitted Development Overrun), Licensee shall be solely responsible for any Development Costs incurred by or on behalf of either Party for the conduct of Development activities pursuant to the Development Plan for any Indication. To the extent that Everest incurs any Development Cost, other than costs as set forth in Section 4.1 (Overview; Diligence), Ongoing Clinical Trial Development Costs or Other Trial Development Costs, including any Permitted Development Overrun, consistent with the Development Budget, Licensee shall reimburse Everest for such Development Costs pursuant to Section 4.3(d) (Cost Reconciliation) excluding any overspend that is not a Permitted Development Overrun.
(b)Development Budget. The JSC shall review, discuss, and approve an initial Development Budget for the conduct of Development activities (including for each Planned Global Trial) pursuant to the initial Development Plan that are expected to incur Development Costs, which are subject to the Development Cost Sharing and Reimbursement. Each Party may, from time to time during the Term, provide the JSC (for review, discussion and approval) an amendment to the Development Budget in connection with any amendment to the Development Plan, reflecting any additional proposed Development activities that were not previously included as Development activities in the then-current Development Plan and Development Budget for review and approval. For clarity, only Development Costs that are incurred pursuant to the Development Budget, including any Permitted Development Overrun, shall be subject to Development Cost Sharing and Reimbursement.
(c)Permitted Development Overrun. Each Party shall use Commercially Reasonable Efforts to ensure that the actual Development Costs that are subject to Development Cost Sharing and Reimbursement incurred during the performance of Development activities under the Development Plan for a given Calendar Year do not exceed [*] of the budgeted Development Costs allocated to such Party for such Calendar Year as set forth in the applicable Development Budget. If, in any Calendar Year, a Party anticipates exceeding the budgeted Development Costs set forth in the Development Budget for the Development activities allocated to it thereunder for such Calendar Year, then such Party shall provide to the JSC a full explanation for anticipating exceeding the amount set forth in such Development Budget for such Development activities for such Calendar Year and propose an amendment to the applicable Development Budget to include such anticipated costs and expenses. If and to the extent that any such overspend (i) (A) does not exceed [*] of the budgeted Development Costs set forth in the applicable Development Budget as first approved by the JSC for such Calendar Year; and (B) does not result from the gross negligence or willful misconduct of, or breach of this Agreement by, such Party or any of its Affiliates or Sublicensees or (ii) is otherwise approved by the Parties (each, a “Permitted Development Overrun”), then such Permitted Development Overrun shall be included in the total Development Costs in the Development Budget and shared by the Parties as set forth in Section 4.3(a)(ii) (Other Trial Development Costs) or reimbursed by Licensee to Everest pursuant to Section 4.3(a)(iii) (Other Development

Costs), as applicable. To the extent that any overspend is not a Permitted Development Overrun, such excess costs and expenses shall be solely borne by the Party responsible for performing such Development activities.
(d)Development Cost Reconciliation. The Parties shall negotiate in good faith a reasonable procedure pursuant to which, on a [*] basis, the Parties shall reconcile any payment for Development Costs that are subject to Development Cost Sharing and Reimbursement, such that Everest and Licensee shall share such Development Costs as set forth in Section 4.3(a)(ii) (Other Trial Development Costs) and Section 4.3(a)(iii) (Other Development Costs). The Parties agree to, in connection with such Development Cost reconciliation, provide reasonable documentation to the other Party supporting the Development Costs actually incurred by such Party. In addition, each Party will provide to the other Party, within [*] after the end of each [*], a good faith estimate of the Development Costs incurred by such Party during the preceding [*] that are subject to Development Cost Sharing and Reimbursement.
4.4Technology Transfer. Within [*] after Everest’s receipt of the Upfront Payment, Everest shall, at its cost, provide to Licensee one (1) electronic copy of the documents embodying Everest Know-How Controlled by and in the possession of Everest or any of its Affiliates as of the Effective Date and set forth in Schedule 4.4 (List of Initial Technology Transfer) in its original language (“Initial Technology Transfer”) except any Everest Know-How solely related to Manufacturing, which shall be transferred pursuant to Section 6.1 (Manufacturing Technology Transfer). A description such documents, and any English translations thereof to be provided by Everest, for the Initial Technology Transfer is attached as Schedule 4.4 (List of Initial Technology Transfer) hereto. On a [*] basis, Everest shall keep Licensee reasonably informed of the existence of any additional Everest Know-How that becomes Controlled by Everest after the Effective Date and during the Term, to the extent that such Everest Know-How has not previously been provided or made available to Licensee. The Parties shall discuss the means of the transfer of such additional Everest Know-How and Everest shall provide electronic copies of such additional Everest Know-How to Licensee in a manner in line with that for the Initial Technology Transfer and at no additional cost to Licensee. In addition, as reasonably requested by Licensee, Everest shall provide reasonable assistance to Licensee so as to assist Licensee to practice the Everest Licensed IP in connection with the Exploitation of the Licensed Compound and Licensed Products in the Field in the Territory.
4.5Development Records. Each Party shall maintain or cause to be maintained complete, current and accurate records of all activities conducted by or on behalf of it, its Affiliates or Sublicensees pursuant to this Agreement, and all Know-How and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall, and shall ensure that its Affiliates and Sublicensees shall, document all nonclinical studies and Clinical Trials in formal written study records in accordance with all Applicable Laws. Subject to Section 5.7 (Data Access; Right of Reference) and to the extent permitted by the Applicable Laws, each Party shall have the right to review and copy such records of the other Party at reasonable times and to obtain access to review the original to the extent necessary or useful for regulatory, patent or other reasonable purposes under this Agreement upon reasonable notice to such other Party and at a time and location mutually acceptable to the Parties.
4.6Development Updates. Each Party shall keep the other Party reasonably and timely informed of the progress and results of its and its Affiliates’ and Sublicensees’ Development activities under this Agreement (including prompt reporting of available non-clinical and clinical data). Without limiting the generality of the foregoing, at each JSC meeting, each Party will provide to the JSC an update on the status, progress and results of the

Development activities conducted by or on behalf of such Party and its Affiliates and (sub)licensees pursuant to this Agreement. Such updates shall be provided at a level of detail reasonably sufficient to enable each Party to determine the other Party’s compliance with its diligence obligations under Section 4.1 (Overview; Diligence). Meeting minutes prepared pursuant to Section 3.8 (Meetings) shall memorialize such update with respect to such Development activities. Each Party shall promptly respond to the other Party’s reasonable questions or requests for additional information relating to such Development activities.
4.7Clinical Trial Audits. Licensee or its representatives may [*] itself or through a Third Party expert, selected by Licensee and reasonably acceptable to Everest, conduct an audit of any Clinical Trial site in the Territory engaged by Everest or its Affiliates or its or their subcontractors to perform Everest’s obligations with respect to any Global Trial to ensure that the applicable Global Trials are conducted in compliance with the Development Plan and Applicable Laws. Licensee may conduct such audit no more than once per [*] (unless an additional audit is warranted for cause) upon [*] prior written notice to Everest. No later than [*] after the completion of such audit, Licensee or such Third Party expert, as applicable, shall provide Everest with a written summary of its findings of any deficiencies or other areas of remediation that it identifies during any such audit. Everest shall use Commercially Reasonable Efforts to respond or remediate any such deficiencies following its receipt of such report. In the event that Licensee or any of its Affiliates or Sublicensees conducts an audit of any Clinical Trial site in the Territory, to the extent permitted under Applicable Laws and subject to any confidentiality obligations of Licensee, Licensee shall promptly share the results and findings of such audit with Everest following its completion.
Article 5
REGULATORY
5.1Overview of Conduct of Regulatory Activities. Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be responsible, at its expense, for all regulatory activities with respect to the Licensed Products in the Field in the Territory. Subject to Section 5.2 (Ownership of Regulatory Approvals and Regulatory Materials), Licensee shall be the holder of all Regulatory Approvals and Regulatory Materials for the Licensed Products in the Territory. Upon a Party’s reasonable request, the other Party shall reasonably cooperate with the requesting Party to prepare Regulatory Materials and obtain Regulatory Approvals for the Licensed Products in the requesting Party’s territory.
5.2Ownership of Regulatory Approvals and Regulatory Materials. As between the Parties, Licensee shall be the holder of all Regulatory Approvals and Regulatory Materials for the Licensed Compound and Licensed Products in the Field in the Territory. To the extent permissible under the Applicable Laws, Everest shall transfer and assign, or shall cause the transfer or assignment, to Licensee or its designees or Affiliates, the entire right, title, and interest in and to all Regulatory Approvals, if any, and transfer any Regulatory Materials with respect to the Licensed Compound and Licensed Products in the Territory that are owned and assignable by Everest or any of its Affiliates, unless the Parties agree otherwise.
5.3Review of Regulatory Materials. Everest shall provide to Licensee (a) for review English language drafts of all material Regulatory Materials, including drafts of MAAs, for the Licensed Compound or Licensed Products outside of the Territory no later than [*] prior to the planned submission, provided, however, that as part of such drafts, Everest will not be obligated to provide in English any portion of such Regulatory Materials that is prepared based on Regulatory Materials previously provided by Licensee to Everest and (b) any material Regulatory Materials, including MAAs, for the Licensed Compound or Licensed Products outside of the Territory submitted to or received from any Regulatory Authority outside of the Territory within [*] after submission or receipt thereof.

5.4Notice of Meetings. Everest shall provide Licensee with notice of any meeting or discussion with any Regulatory Authority outside of the Territory related to the Licensed Compound or a Licensed Product no later than [*] after receiving notice thereof. If any such meeting or discussion would reasonably be expected to materially affect the Exploitation or regulatory status of Licensed Compounds or Licensed Products in the Territory, Everest may, in its discretion, not to be unreasonably withheld, conditioned or delayed, invite Licensee or its designee to attend and participate in such meeting or discussion on an as-needed basis, to the extent permitted by Applicable Laws or Regulatory Authority. If Licensee does not attend such meeting or discussion, then Everest shall provide to Licensee a written summary thereof in English promptly following the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority.
5.5Regulatory or Third Party Action or Inspection. Everest shall promptly notify Licensee in writing if Everest becomes aware of any Regulatory Authority inspections relating to any Licensed Compound or Licensed Product outside of the Territory. If any such inspection would reasonably be expected to materially affect the Exploitation or regulatory status of Licensed Compounds or Licensed Products in the Territory, to the extent permitted by Applicable Laws or Regulatory Authority, Everest may, in its discretion, not to be unreasonably withheld, conditioned or delayed, invite Licensee to be present at such inspections and to review and comment on any responses that may be required in connection with such inspections. If Everest does not receive prior notice of any such inspection, Everest shall notify Licensee in writing as soon as practicable after such inspection and shall provide Licensee with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection. In addition to such obligations with respect to Regulatory Authority inspections, Everest shall promptly notify Licensee in writing of any information it receives regarding any threatened or pending action or communication by or from any Third Party, including a Regulatory Authority outside of the Territory, that would reasonably be expected to materially affect the Exploitation or regulatory status of Licensed Compounds or Licensed Products in the Territory.
5.6Interactions with Regulatory Authorities. Except as set forth herein or as otherwise agreed by the Parties, (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective territory with respect to the Licensed Compound or Licensed Products, unless required by such Regulatory Authority, in which case such Party shall notify the other Party of such requirement within [*] of such communication, and (b) neither Party shall submit any Regulatory Materials nor seek Regulatory Approval for the Licensed Products in the other Party’s respective territory.
5.7Data Access; Right of Reference; Access to Regulatory Materials.
(a)Each Party shall own any and all Data generated in all Clinical Trials by such Party in its respective territory under the Development Plan. Except to the extent prohibited by Applicable Law, Everest shall and does hereby grant to Licensee and its Affiliates a right to access and utilize the Data Controlled by Everest, its Affiliates or Sublicensees for the purpose of Exploiting the Licensed Compound or Licensed Products in the Field in the Territory [*]. Except to the extent prohibited by Applicable Law, Licensee shall and does hereby grant to Everest and its Affiliates and other licensees a right to access and utilize the Data Controlled by Licensee or its Affiliates or Sublicensees, solely for the purpose of Exploiting the Licensed Compound or Licensed Products in the Field in the Retained Territory [*], provided that, with respect to any Data Controlled by Licensee or its Affiliates or Sublicensees and generated from any Global Trial proposed by Licensee and in which Everest declined to participate, Licensee shall not, and does not, grant to Everest and its Affiliates and other licensees the right to access and utilize such Data for the purpose set forth in this Section 5.7(a), unless and until

Everest makes a payment to Licensee for an amount equal to [*] of the Other Trial Development Costs incurred in the activities that generated such Data for which Everest would have been responsible pursuant to Development Cost Sharing and Reimbursement set forth in this Agreement, had Everest agreed to participate in such Global Trial, provided that, in any case, Licensee shall share with Everest and shall, and does hereby, grant to Everest a right of reference to, any safety data generated from any Clinical Trials [*].
(b)Each Party shall, and does hereby, grant to the other Party a right of reference to all Regulatory Materials related to the Licensed Compound and Licensed Products in the Field Controlled by such Party or its Affiliates or Sublicensees, including all applications for Regulatory Approval, in such first Party’s territory, for use in regulatory filings related to the Licensed Compound and Licensed Products, including applications for Regulatory Approval, in such other Party’s territory; provided that, with respect to any such Regulatory Materials for or based on any Global Trial proposed by Licensee and for which Everest declined to participate, except for safety data as set forth in Section 5.7(a), Licensee shall not, and does not, grant to Everest and its Affiliates the right of reference set forth in this Section 5.7(b) unless and until Everest makes a payment to Licensee for an amount equal to [*] of the Other Trial Development Costs incurred in the activities that generated such Data for which Everest would have been responsible pursuant to Development Cost Sharing and Reimbursement set forth in this Agreement, had Everest agreed to participate in such Global Trial. If requested by the other Party, such first Party shall, and shall cause its Affiliates or Sublicensees to, provide a signed statement to this effect in accordance with Applicable Laws for submission to the applicable Governmental Authorities.
(c)Notwithstanding any other term or condition of this Agreement, neither Licensee, nor any of its Affiliates nor Sublicensees, shall have any obligation under this Agreement to transfer or provide “access” (as defined at 28 C.F.R. § 202.201) to Everest, Everest’s Affiliates or Everest’s Sublicensees any Personal Data or other data or materials if such transfer or provision of access is (i) a “covered data transaction” as defined under the U.S. Bulk Data Final Rule and not exempt under 28 C.F.R. § 202.510, § 202.511, or another exemption under the U.S. Bulk Data Final Rule, or (ii) if with a “foreign person” (as defined at 28 C.F.R. § 202.221) that is a non-covered person, not compliant with the onward transfer requirements under 28 C.F.R. § 202.302. If neither clause (i) nor clause (ii) apply to the transfer or provision of access of Personal Data or other data or materials, then Licensee shall implement such transfer or provision of access to Everest, Everest’s Affiliates or Everest’s Sublicensees in accordance with this Agreement, provided that Licensee shall have the right to take all reasonable measures to ensure its compliance with the U.S. Bulk Data Final Rule. To the extent that Licensee determines not to transfer Personal Data or other data or materials pursuant to this Section 5.7(c), it shall promptly notify Everest [*]. Everest shall provide all reasonably necessary assistance in complying with Licensee’s obligations under the U.S. Bulk Data Final Rule to the extent applicable to the Parties’ obligations and rights under this Agreement.
5.8Pharmacovigilance. Prior to [*], the Parties shall enter into a pharmacovigilance agreement regarding the Licensed Compound and Licensed Products (the “Pharmacovigilance Agreement”), which shall set forth standard operating procedures governing the collection, investigation, adverse events reporting, and exchange of safety information sufficient to permit each Party to comply with its regulatory and other legal obligations and business needs within the applicable timeframes. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall prevail and govern, except to the extent such conflicting terms relate directly to the pharmacovigilance responsibilities of the Parties (including the exchange of safety data), in which case the terms of the Pharmacovigilance Agreement shall prevail and govern. Prior to the Parties entering into the Pharmacovigilance Agreement, Everest is and shall continue to be the owner of the global safety database for the Licensed Products. After the Parties enter into the Pharmacovigilance Agreement, Everest shall promptly transfer the global safety database for the Licensed Products to Licensee, and Licensee shall be the owner of and responsible for maintaining the global safety database and shall enter into such database all pharmacovigilance and other drug safety data for the Licensed Products used in the Territory as required by Applicable Laws (including any such data collected by its Sublicensees, as applicable), and Everest will notify Licensee of all pharmacovigilance and other drug safety data for the Licensed Products used in the Retained Territory (including any such data collected by its Sublicensees, as applicable) as set forth in the Pharmacovigilance Agreement. Each Party shall have the right to assess all drug safety data from the global safety database necessary for such Party to comply with all Applicable Laws in such Party’s territory.
5.9Remedial Actions. Each Party shall notify the other Party [*], and [*] confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. The Parties shall collaborate in good faith and endeavor to reach an agreement on Remedial Action related decisions, provided that each Party shall have the right to determine to conduct a Remedial Action in its respective territory.
Article 6
MANUFACTURE & SUPPLY
6.1Manufacturing Technology Transfer. Following the Effective Date, upon Licensee’s reasonable advance request, Everest shall transfer the Everest Know-How that are necessary or reasonably useful for the Manufacture of the Licensed Compound to Licensee in accordance with a written manufacturing technology transfer plan to be reasonably agreed by the Parties and provide reasonable technical assistance to Licensee in a timely manner to enable Licensee to Manufacture the Licensed Product by itself or through a CMO (the date on which Licensee is able to Manufacture the Licensed Products by itself or through a CMO, the “Manufacturing Technology Transfer Completion”). The first [*] of such technical assistance shall be provided at [*] cost and any additional technical assistance shall be provided at [*] cost. For the avoidance of doubt, the foregoing shall only apply to any Internal Costs incurred by Everest in connection with such technical assistance, and any Out-of-Pocket Costs, including any travel and lodging expenses, incurred by Everest in connection with such technical assistance shall be borne by [*]; provided that Everest shall obtain Licensee’s prior written approval for any such Out-of-Pocket Costs.
6.2Clinical Supply. Within [*] after the Effective Date, the Parties shall negotiate in good faith and enter into a written agreement, pursuant to which, Everest shall, by itself or through one or more CMO(s), provide clinical supply of the Licensed Products to Licensee for any clinical Development at a price equal to Everest’s COGS plus a markup of [*] prior to the Manufacturing Technology Transfer Completion; provided that the price of clinical supply of the Licensed Products for any Global Trial or the Basket Renal Trial shall be subject to the Development Cost Sharing and Reimbursement pursuant to Section 4.3(a)(ii) (Other Trial Development Costs).
6.3Commercial Supply. To the extent reasonably requested by a Party, the Parties shall negotiate in good faith and may, if the Parties agree on mutually acceptable terms, enter into a written agreement, pursuant to which, either Party shall, by itself or through one or more

CMO(s), provide commercial supply of the Licensed Products to other Party at a price equal to the supplying Party’s COGS plus a markup of [*].
Article 7
COMMERCIALIZATION MATTERS
7.1Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible for the Commercialization of the Licensed Products in the Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement statuses of the Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of the Licensed Products in the Field in the Territory. Licensee shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in each Major Market Country.
7.2Commercialization Plan. No later than [*] before the anticipated date of the submission of the first MAA for a Licensed Product in the Territory, Licensee shall submit to the JSC for review and discussion a written strategic plan that sets forth a summary of all major Commercialization activities planned for such Licensed Product in the Territory (the “Commercialization Plan”). Thereafter, from time to time, but at least [*], Licensee shall prepare updates or amendments to the Commercialization Plan to reflect changes in such plan, including those in response to changes in the marketplace, relative success of the Licensed Product, and other relevant factors influencing such plan and activities, and submit such updated or amended plan to the JSC for review and discussion.
7.3Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of a Licensed Product across their territories. As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication and Licensed Product positioning. For clarity, Licensee shall not conduct any Commercialization of any Licensed Product outside the Territory without Everest’s express prior written consent.
7.4Commercialization Reports. Licensee shall update the JSC at each regularly scheduled JSC meeting regarding its material Commercialization activities with respect to Licensed Products in the Field in the Territory by providing a written report (by means of a slide presentation or otherwise) summarizing the material Commercialization activities undertaken by or on behalf of Licensee for the Licensed Products in the Field in the Territory sufficient to enable Everest to determine Licensee’s compliance with this diligence obligations pursuant to Section 7.1 (Overview; Diligence) and the future material Commercialization activities it expects to initiate for the Licensed Products during the following [*] period.
7.5Trademarks.
(a)The Parties shall discuss in good faith the use of any global trademarks to be used in connection with the Commercialization of the Licensed Products in the Field throughout the world (the “Global Trademarks”). Licensee shall own all rights in the Global Trademarks and shall be responsible for the registration, filing, maintenance and enforcement of the Global Trademarks in any country in the world at [*] cost and expense. Everest has the right, but not the obligation, to market and sell the Licensed Products outside the Territory under such Global Trademarks. If Everest decides, in its sole discretion, to use the Global Trademarks, the Parties shall negotiate in good faith and [*] enter into a license agreement, pursuant to which Licensee shall grant to Everest a [*] non-exclusive, sub-licensable license to use the Global Trademarks solely in connection with the Commercialization of the Licensed Products in the Field outside the Territory during the Term of this Agreement.
(b)In addition to (or in lieu of) the Global Trademarks, Everest shall have the right to brand the Licensed Products in the Field outside the Territory with trademarks selected by Everest, including those associated with Everest’s name or corporate identity (the “Everest Trademarks”); provided that Everest shall not, and shall cause its Affiliates and their respective (sub)licensees to not, select or make any use of trademarks that are confusingly similar to any trademarks or housemarks of Licensee or its Affiliates (including the corporate name of Licensee or any of its Affiliates).  Everest shall own all rights in the Everest Trademarks, and have the sole right (but not the obligation) to register, maintain and enforce the Everest Trademarks outside the Territory as it determines appropriate, at [*] cost and expense.
7.6No Diversion. Each Party hereby covenants and agrees that during the Term, and except as expressly permitted by this Agreement, it shall not (and shall cause its Affiliates and Sublicensees and subcontractors not to), either itself or through a Third Party, develop, use, market, promote, import, export, sell or actively offer for sale the Licensed Products in the Field in the other Party’s territory. Without limiting the generality of the foregoing, except as mutually agreed by the Parties, each Party shall not (a) engage in any advertising activities relating to the Licensed Products in the Field directed primarily to customers in the other Party’s territory, or (b) actively or intentionally solicit orders from any prospective purchaser it knows is purchasing Licensed Products in the Field for the other Party’s territory. To the extent permitted by Applicable Laws, including applicable antitrust laws, if a Party receives any order for Licensed Products in the Field from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall promptly refer that order to the other Party and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Licensed Products under such order. If a Party is aware that a customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Licensed Products in the other Party’s territory, then such Party shall (i) promptly notify the other Party regarding such activities and (ii) cease sales to such customer or distributor, unless otherwise agreed in writing by the Parties.
Article 8
FINANCIAL TERMS
8.1Upfront Payment. In partial consideration of Everest’s granting of the licenses and rights to Licensee hereunder, Licensee shall make a one-time, non-refundable, non-creditable payment to Everest of one hundred twelve million, five hundred thousand U.S. Dollars ($112,500,000) (the “Upfront Payment”) within [*] after the Effective Date.
8.2Development and Regulatory Milestone Payments. With respect to the milestone events set forth in the table below, promptly following the first achievement of the corresponding milestone event by the first Licensed Product, Licensee shall notify Everest within [*] of such achievement, and Licensee shall pay to Everest the corresponding non-refundable, non-creditable milestone payment within [*] after the achievement of the applicable milestone event: [*]

8.3Pricing Approval Milestone Payment. Licensee shall pay to Everest the additional one-time, non-refundable, non-creditable pricing approval milestone payment of [*] upon the receipt of any Pricing and Reimbursement Approval for [*]. For clarity, no milestone payments under this Section 8.3 (Pricing Approval Milestone Payment) shall be payable in connection with any Indication other than [*] or any [*] Licensed Product for [*].
8.4Commercial Milestone Payments. Licensee shall pay to Everest the additional one-time, non-refundable, non-creditable commercial milestone payments set forth in the table below after the first achievement of each commercial milestone event described below: [*]
Within [*] after the end of the [*] (but within [*] after the end of the [*]) in which any commercial milestone event set forth above in this Section 8.4 (Commercial Milestone Payments) for which a commercial milestone payment payable pursuant to this Section 8.4 (Commercial Milestone Payments) is achieved, Licensee shall deliver a written notice to Everest of such achievement, and Licensee shall pay to Everest the corresponding commercial milestone payment within [*] after the end of such [*] (but within [*] after the end of the [*]). For clarity, each of the commercial milestone payments set forth above in this Section 8.4 (Commercial Milestone Payments) shall be (a) payable only once and (b) additive such that if multiple commercial milestone events specified above are achieved in the same [*], then the commercial milestone payments for all such commercial milestone events shall be payable by Licensee.
8.5Royalties. Licensee shall pay tiered royalties to Everest, on a Licensed Product-by-Licensed Product and country-by-country basis, on Annual Net Sales of each Licensed Product in the Territory as set forth below, calculated by multiplying the applicable royalty rate by the corresponding portion of Annual Net Sales of such Licensed Product in the Territory: [*]

8.6Royalty Term. Royalties under Section 8.5 (Royalties) shall be payable, on a country-by-country and Licensed Product-by-Licensed Product basis, during the period beginning on the date of the First Commercial Sale of such Licensed Product in such country in the Territory and continuing until the latest of: (a) the expiration of the last-to-expire Valid Claim of the Everest Patents Covering the composition of matter, formulations, or all approved methods of use set forth in the Regulatory Approval of such Licensed Compound or Licensed Product in such country; (b) the expiration of the Regulatory Exclusivity of the applicable Licensed Product in such country; and (c) ten (10) years following the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”), provided that, subject to the exclusion to Net Sales under Section 1.72 (“Net Sales”), any sales income received by Licensee, its Affiliates or Sublicensees for the Licensed Products accrued prior to First Commercial Sales will count toward the calculation of royalties even though such sales occur prior to the First Commercial Sale, but such royalties will not be payable until after First Commercial Sale and such sales will not be considered as a First Commercial Sale.
8.7Royalty Payment Reduction.
(a)Generic Product. On a country-by-country and Licensed Product-by-Licensed Product basis in the Territory, if a Generic Product with respect to such Licensed Product is being sold in such country, then the Net Sales of such Licensed Product in such country shall be reduced as follows for the purposes of determining royalties due under Section 8.5 (Royalties): [*]
Market share data shall be based on data reported by [*].

(b)Third Party Licenses.
(i)If either Party identifies any Third Party Patent (or Patent and related Know-How) that, absent a license or agreement with such Third Party, is necessary for the Exploitation of a Licensed Product (and such Third Party Patent (or Patent and related Know-How) does not solely Cover (or solely relate to) any Additional Active incorporated in a Combination Product ) in the Field, whether in the Territory or outside of the Territory (“Blocking IP”), it shall notify the other Party in writing. Licensee, its Affiliates or any of their Sublicensees shall have the first right, but not the obligation, to enter into an agreement with such Third Party to acquire or obtain a license, covenant not to sue or other similar right to any Blocking IP. Any royalties payable by Licensee to Everest with respect to such Licensed Product shall be reduced by an amount equal to [*] of the amounts actually paid to such Third Party by Licensee, its Affiliates or Sublicensees on account of the Exploitation of such Licensed Product in the Territory. Upon Everest’s written request, and subject to the terms and conditions of Licensee’s agreement with the relevant Third Party, Licensee will grant a sublicense to Everest under the Blocking IP to Exploit Licensed Products in the Field outside of the Territory; provided that Everest shall be responsible for all amounts payable to such Third Party in connection with such sublicense granted to Everest. At least [*] prior to entering into such agreement, Licensee will provide Everest with the opportunity to review such Blocking IP owned or Controlled by such Third Party; and (ii) in the event Everest (or an Upstream Licensor pursuant to the Upstream License Agreement) reasonably disputes whether such Third Party license, covenant not to sue or other similar right is necessary during such [*] period, (A) the matter will be referred to the chief patent counsels of or patent attorneys engaged by Everest (or Upstream Licensor if the Upstream Licensor disputes) and Licensee, (B) the [*] shall meet promptly to discuss and resolve the matter within [*] of such matter being referred to them for resolution, and (C) if the [*] cannot agree on a resolution to the matter within such [*] period, then the Parties shall refer such matter for resolution to [*] mutually agreed upon by the Parties who has at least [*] for resolution within [*] of such matter first being referred to such [*], and such [*] decision on the matter shall be binding upon the Parties (and, for clarity, such matter shall not be subject to the dispute resolution procedures set forth in Article 15 (Dispute Resolution)). If such Third Party license is found unnecessary for Licensee to Exploit the Licensed Product in the Territory, such finding shall not prevent Licensee from entering into such Third Party license; provided that the royalty reduction mechanism described in this Section 8.7(b)(i) will not apply with respect to such Third Party license. Within [*] following the execution of any such Third Party agreement, Licensee shall provide Everest with a true and complete copy of such Third Party agreement (which copy may be redacted of any confidential or proprietary information that is not necessary for Everest to confirm or verify Licensee’s compliance with this Agreement).
(ii)If Licensee, its Affiliates and their Sublicensees elect not to enter into an agreement with respect to any Blocking IP pursuant to this Section 8.7(b) (Third Party Licenses), Everest may elect to enter into an agreement with respect to such Blocking IP; provided that Licensee, its Affiliates and their Sublicensees shall remain free to independently defend against any infringement claim brought against any of them by such Third Party, negotiate and enter into an agreement to obtain a license or other rights to such Blocking IP in connection with such claim; provided that Everest will use reasonable efforts to negotiate the right for Everest to grant Licensee a sublicense to such Blocking IP hereunder. If Everest obtains a license to any Blocking IP and grants a sublicense to Licensee under such Blocking IP, Licensee shall be responsible for the amounts payable to such Third Party in connection with such sublicense granted to Licensee; provided that any royalties payable by Licensee to Everest shall be reduced by an amount equal to [*] of the amounts actually paid to such Third Party by Licensee with respect to the applicable Licensed Product.
(c)Lack of Patent Protection. On a country-by-country and Licensed Product-by-Licensed Product basis in the Territory, if at any time during the Royalty Term with respect to a Licensed Product, there are no Valid Claims under the Everest Patents Covering the relevant Licensed Compound or such Licensed Product in such country in the Territory, then the Net Sales of such Licensed Product in such country shall be reduced by [*] for the purposes of determining the royalties due for such Licensed Product in such country under Section 8.5 (Royalties).
(d)Royalty Floor. Notwithstanding the foregoing, for any Calendar Quarter during the Royalty Term for a Licensed Product in a particular country in the Territory, the operation of all deductions set forth in Section 8.7(a) (Generic Product), Section 8.7(b) (Third Party License Payments) and Section 8.7(c) (Lack of Patent Protection), individually or in combination, shall not reduce the final royalty payment to less than [*] of the royalties otherwise payable to Everest for such Licensed Product pursuant to Section 8.5 (Royalties) prior to the application of any reductions pursuant to Section 8.7(a) (Generic Product), Section 8.7(b) (Third Party License Payments) or Section 8.7(c) (Lack of Patent Protection), in each case, in such country during such Calendar Quarter (“Royalty Floor”).

Article 9
PAYMENT; RECORDS; AUDITS
9.1Payment; Reports. Royalties shall be calculated and reported for each Calendar Quarter and shall be paid within [*] after the end of each Calendar Quarter; provided that (i) Everest shall use commercially reasonable efforts to amend the Upstream License Agreement to provide for Everest to submit royalty reports for Net Sales under this Agreement to the Upstream Licensors at least [*] after the end of a Calendar Quarter (and to submit royalty reports at least [*] after the end of the last Calendar Quarter in a Calendar Year) and, upon execution of such amendment, Licensee shall calculate, report and pay to Everest the royalties for each Calendar Quarter within [*] after the end of each Calendar Quarter (and within [*] after the end of the last Calendar Quarter in a Calendar Year) and (ii) if (a) Everest fails to execute the amendment to the Upstream License Agreement with the Upstream Licensors as contemplated under subclause (i), (b) royalties are calculated based on [*] for a given Calendar Quarter in accordance with Licensee’s standard accounting practices, and (c) a recalculation of royalties for such Calendar Quarter by Licensee based on its [*] in accordance with Licensee’s standard accounting timelines indicates a different royalty amount due for such Calendar Quarter, then (A) Licensee shall notify Everest of such discrepancy promptly after such recalculation (in any event within [*] after such recalculation), (B) Licensee shall be entitled to reduce royalty payment(s) for any future Calendar Quarter(s) by the amount of any overpayment and (C) Licensee shall pay Everest the amount of any underpayment for such Calendar Quarter and any interest payable for such amount under the Upstream License Agreement within [*] after such recalculation, and such payment shall not be subject to interest as set forth in Section 9.5 (Late Payments). Each payment shall be accompanied by a report of Net Sales of the Licensed Products by Licensee, its Affiliates and Sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including (1) the amount of gross sales and Net Sales on a Licensed Product-by-Licensed Product and country- by-country basis during such Calendar Quarter (including such amounts expressed in local currency and as converted to U.S. Dollars and the exchange rate used), (2) the type and amount of permitted deductions from gross sales to determine Net Sales and the total amount of such deductions, (3) the applicable royalty rates for each Licensed Product in each country or country in the Territory after applying any permitted deductions set forth above, and (4) a calculation of the royalties due to Everest for such Calendar Quarter. Except as may otherwise be expressly provided herein, Licensee shall not have the right to set off, withhold or make any deduction from any payment of royalties or other payments due to Everest hereunder for any reason whatsoever.
9.2Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. Dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the Calendar Quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Everest, unless otherwise specified in writing by Everest.
9.3Taxes.
(a)Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on, or measured by, net income derived by such Party in the Territory in connection with the payments and activities contemplated hereunder.
(b)Tax Withholdings. [*].
(c)Tax Indemnification. Everest agrees that in the case that no withholding is made by Licensee in respect of the Upfront Payment under the Agreement and a tax authority makes a written claim or otherwise asserts in writing that a withholding tax should have been imposed and paid over to such tax authority with respect to the Upfront Payment (a “Claim”), Everest will bear and indemnify Licensee in respect of any withholding tax that is due in connection with such Claim (a “Tax Loss”), unless such Tax Losses resulted from the gross negligence or knowing willful misconduct of Licensee. Licensee will provide prompt notice of the receipt of such Claim and will keep Everest informed of correspondence with the tax authority. Licensee and Everest shall cooperate in good faith to contest, settle or pay over such amounts due to the tax authority as the Parties mutually agree; provided that (i) no settlement or payment shall be made to such tax authority without the consent of Everest, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) Everest shall reimburse promptly Licensee for Licensee’s costs and expenses incurred in connection with the contest of any such Claim.
(d)Tax Cooperation. Each Party agrees to use commercially reasonable efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from tax payments, deductions or withholdings under any relevant agreement or treaty that is in effect. Everest shall provide Licensee with any tax forms or other documentation reasonably necessary in order for Licensee not to withhold or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. If the taxes originally paid or otherwise borne by a Party are in whole or in part subsequently determined not to have been chargeable, each Party will take commercially reasonable steps to obtain a refund of these undue taxes from the applicable Governmental Authority or other tax authority and any amount of undue taxes repaid by such authority to the receiving Party, as well as any tax forms or official documents issued by applicable Governmental Authority or other tax authority shall be transferred to the paying Party within [*] of receipt. In addition, prior to making any deduction or withholding in relation to a withholding tax, if a paying Party makes a determination on whether a certain type of payment to be made by such Party will or will not require withholding, such paying Party will promptly upon such determination provide notice to the other Party of such determination. If the other Party provides notice to the paying Party within [*] of receipt of such notice in the immediately preceding sentence that it disagrees with such determination, then the Parties will promptly meet and discuss in good faith each Party’s basis for making their determination.
(e)Indirect Tax. All transfer, documentary, sales, use, stamp, registration, value-added, consumption, goods and services tax or other similar tax in respect of any License Payments (each an “Indirect Tax”) shall be borne by Licensee to the extent that a valid Indirect Tax invoice or other applicable documentation has been provided by Everest to Licensee in accordance with Applicable Law; provided that, any Indirect Tax recoverable by Everest shall not be borne by Licensee. In the case and to the extent that any Indirect Tax in connection with the transactions contemplated hereby is recoverable by Everest, Everest shall reimburse such recovered Indirect Tax at the applicable Indirect Tax rate to Licensee within a reasonable time frame.
9.4Records; Audits. Each Party shall keep, and require its Affiliates and Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to the other Party pursuant to this Agreement. Such books and records shall be kept for at least [*] following the end of the Calendar Year to which they pertain. Each Party shall have the right to cause an independent, certified public accountant reasonably acceptable to the other Party to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than the preceding [*]; provided that (a) such audit shall not be more frequent than once in any [*] period, and (b) once such accountant has conducted a review and audit of any records pursuant to this Section 9.4 (Records; Audits) in respect of any given period, it may not subsequently re-inspect such records with respect to such period, unless, in each case of (a) and (b), for cause. Such audits may be exercised during normal business hours upon reasonable prior written notice to the audited Party. Prompt adjustments shall be made by the Parties to reflect the results of such audit. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment by or an overpayment to the other Party of more than [*] of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, the audited Party shall bear the cost of such audit and shall promptly remit to the auditing Party the amount of any underpayment or overpayment. At Licensee’s discretion, any overpayment by Licensee revealed by an audit shall be fully-creditable against future payment owed by Licensee to Everest (and if no further payments are due, shall be refunded by Everest at the request of Licensee).
9.5Late Payments. In the event that Licensee fails to make any payment due under this Agreement, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at [*]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Everest from exercising any other rights it may have as a consequence of such late payment.
Article 10
CONFIDENTIALITY
10.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for [*] thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information, including any Know-How, furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, contractors, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Everest Solely Owned Inventions and Everest Additional Active Inventions are the Confidential Information of Everest. Licensee Solely Owned Inventions and Licensee Additional Active Inventions are the Confidential Information of Licensee. The terms and conditions of this Agreement and Jointly Owned Inventions (including Combination Product Inventions) are the Confidential Information of both Parties.
10.2Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is at the time of disclosure, or thereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public or part of the public domain; (b) is known by the Receiving Party or any of its Affiliates at the time of receiving such information, as evidenced by its written records; (c) is rightfully hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of or reference to Confidential Information of the Disclosing Party, as evidenced by its written records. Notwithstanding the foregoing, (i) no element within the Confidential Information shall be deemed to fall within the foregoing exceptions merely because it is embraced by more general information or data that is part of the public domain or in the possession of Receiving Party prior to disclosure thereof by Disclosing Party; (ii) no combination of elements within the Confidential Information shall be deemed to fall within the foregoing exceptions merely because the individual elements of such combination fall within an exception, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is part of the public domain or in the possession of Receiving Party prior to disclosure thereof by Disclosing Party; and neither the act of using Confidential Information in a Clinical Trial nor the filing of Confidential Information with a Governmental Authority shall, for purposes of this Agreement, be deemed to place such Confidential Information in the public domain.
10.3Authorized Disclosure. Notwithstanding the provisions of Section 10.1 (Confidential Information), the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)filing or prosecuting or defending Patents as permitted by this Agreement;
(b)disclosure in connection with litigation directly related to the Licensed Compound or Licensed Products;
(c)disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or Applicable Law, including without limitation applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or a similar regulatory agency in a country other than the United States, or any applicable stock exchange (such as Nasdaq or The Stock Exchange of Hong Kong Limited) on which securities issued by a Party or its Affiliates are traded);

(d)disclosure to Affiliates, Sublicensees, employees, contractors, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement; provided, in each case, that any such Affiliate, Sublicensee, employee, contractor, consultant or agent is bound by terms of confidentiality and non-use as restrictive as those set forth in this Article 10 (Confidentiality);
(e)disclosure by either Party or their Affiliates or their Sublicensees (or licensees or sublicensees with respect to Everest) as reasonably necessary or useful to obtain or maintain approval to conduct Clinical Trials for Licensed Products in the Field in the Territory (with respect to Licensee) and in the Field outside the Territory (with respect to Everest), or to obtain and maintain Regulatory Approval; provided that, Everest and its Affiliates and its and their licensees or sublicensees shall not disclose any Data (other than safety data) generated from any Global Trial proposed by Licensee in which Everest declined to participate unless Everest makes a payment to Licensee as set forth in Section 5.7(a);
(f)subject to confidentiality obligations that are consistent with this Agreement, disclosure by either Party or its Affiliates or its or their licensees or sublicensees, as applicable, to exercise such Party’s rights under this Agreement;
(g)such disclosure is made to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality and non-use provisions of this Agreement as they apply to the Receiving Party (provided, however, that in the case of financial advisers, including investment bankers, the term of confidentiality may be shortened to [*] from the date of disclosure and in the case of attorneys, no written agreement shall be required);
(h)disclosure to existing investors, acquirors or collaborators or potential bona fide investors, acquirors, licensees, Sublicensees or collaborators in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such existing or potential investor, acquiror, licensee, Sublicensee, collaborator or financing partner (including any royalty financing partner) agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party (but of duration customary in confidentiality agreements entered into for similar purpose);
(i)in the case of Everest, disclosure to the Upstream Licensors solely to the extent necessary to perform its obligations or confirm its compliance with the Upstream License Agreement, subject to confidentiality and non-use obligations set forth in the Upstream License Agreement; and
(j)to the extent mutually agreed to by the Parties in writing.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(b) or Section 10.3(c), it shall, except where impracticable or prohibited by Applicable Laws, give reasonable advance notice to the other Party of such disclosure and cooperate with the other Party to seek and obtain confidential treatment of such information to the extent legally permissible and shall only disclose that portion of the other Party’s Confidential Information that is required to be disclosed.

10.4Public Announcements.
(a)Press Releases and Publicity.
(i)The Parties have agreed upon the content of one or more press releases that shall be issued substantially in the form attached hereto as Schedule 10.4 (Initial Press Release), the release of which the Parties shall coordinate in order to accomplish such release promptly after the Execution Date. Thereafter, except as required by applicable securities laws (including disclosure requirements of the SEC or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement or statement, whether oral or written, concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.4 (Press Release and Publicity), and the relevant information remains accurate as of such time, and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of, and in any event at least [*] prior to, the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Neither Party shall be required to seek the permission of the other Party to disclose any information regarding the terms of this Agreement that has already been publicly disclosed by either Party in accordance with this Section 10.4(a)(i); provided that such information remains accurate as of the time of such disclosure. After a publication has been made available to the public, each Party may post such publication or a link to it on its corporate web site without the prior written consent of the other Party.
(ii)Notwithstanding anything to the contrary in this Section 10.4 (Press Release and Publicity), Everest has the right to publicly disclose the achievement of any milestones under this Agreement.
(b)Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party shall ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Except as set forth in this Section 10.4(b) (Filing of this Agreement), neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.
10.5Publication.

(a)The Parties shall collaborate in good faith to jointly publish or publicly disclose any Data, results of or other information regarding any global Development activities (including Global Trials) performed under this Agreement by or on behalf of either Party with respect to the Licensed Compound or Licensed Products; provided that (i) if the Parties cannot agree on a joint publication plan for such global Development activities, then Licensee shall have the first right to publish any Data, results of or other information regarding such global Development activities and (ii) if a Party declines to be a co-author of such publication, the other Party is permitted to publish or publicly disclose any data, results of or other information generated within such other Party’s territory, in each case, (i) and (ii), subject to the review by the non-publishing Party pursuant to Section 10.5(b). For clarity, as between the Parties, Licensee shall have the first right to publish or otherwise disclose the results of any Clinical Trial conducted under this Agreement that is not a Global Trial.
(b)If either Party shall independently publish or publicly present any Clinical Trial data, nonclinical data or any associated results or conclusions generated by such Party in connection with the Development of the Licensed Compound or Licensed Products in its territory under this Agreement pursuant to Section 10.5(a) (each such proposed presentation or publication, a “Proposed Publication”), it shall submit such Proposed Publication to the non-publishing Party for review and comment in accordance with this Section 10.5(b). The publishing Party shall provide the non-publishing Party with a copy of such Proposed Publication at least [*] prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”). The publishing Party agrees that it shall not submit or present any Proposed Publication (i) until the non-publishing Party has provided written comments during such Review Period on the material in such Proposed Publication or (ii) until the applicable Review Period has elapsed without written comments from the non-publishing Party, in which case the publishing Party may proceed, and the Proposed Publication shall be considered approved in its entirety. If the publishing Party receives written comments from the non-publishing Party during the applicable Review Period, it shall consider the comments of the non-publishing Party in good faith, but shall retain the sole authority to submit the manuscript for such Proposed Publication; provided that the publishing Party shall (A) delete any Confidential Information of the non-publishing Party that the non-publishing Party identifies for deletion in the non-publishing Party’s written comments, and (B) delay such Proposed Publication for a period of up to an additional [*] after the end of the applicable Review Period to enable the non-publishing Party to draft and file Patent applications with respect to any subject matter to be made public in such Proposed Publication and to which the non-publishing Party has the applicable intellectual property rights to file such Patent application. The publishing Party shall provide the non-publishing Party a copy of the Proposed Publication at the time of the submission or presentation. The publishing Party shall require its Affiliates or Sublicensees to comply with the obligations of this Section 10.5(b) as if they were the publishing Party, and shall be liable for their non-compliance. Licensee agrees to acknowledge the contribution of Everest and Upstream Licensors, and its and their employees in all publications as scientifically appropriate, consistent with customary scientific publication standards and based on the actual contributions of Everest and Upstream Licensors, and its and their employees with respect to such publications. For clarity, such acknowledgement shall not provide Everest with any review or approval of such publications except as set forth in this Section 10.5(b) or provide Everest, the Upstream Licensors or its or their employees with any authorship rights in such publications.
10.6Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the publication of Clinical Trial results, and (b) any Applicable Laws or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 10.6 (Publication and Listing of Clinical Trials) shall be considered a publication hereunder and shall be subject to Section 10.5 (Publication).
10.7Prior Non-Disclosure Agreement. As of the Execution Date, the terms of this Article 10 (Confidentiality) shall supersede the Confidentiality Agreement. Any information disclosed pursuant to the Confidentiality Agreement shall be deemed Confidential Information for purposes of this Agreement.
10.8Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 10 (Confidentiality). In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10 (Confidentiality).
Article 11
REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY
11.1Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Execution Date and the Effective Date:
(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and
(c)this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, (ii) conflict with or result in a breach of any provision of its organizational documents, or (iii) violate any Applicable Laws.
11.2Additional Everest Representations and Warranties. Everest represents and warrants to Licensee, as of the Execution Date and, subject to any exceptions that Everest notifies Licensee of pursuant to Section 11.8 (Bring Down of Additional Everest Representations and Warranties), the Effective Date, as follows:
(a)Everest (i) has sufficient legal or beneficial title or ownership or license, free and clear from any mortgages, pledges, liens, security interests, encumbrances, charges or claim of any kind, of the Everest Licensed IP to grant the license that it purports to grant in Section 2.1 (License Grant); and (ii) has not granted any right to any Third Party with respect to the Everest Licensed IP that would conflict with the license or rights granted to Licensee hereunder;

(b)Schedule 1.37 (List of Everest Patents) sets forth a complete and accurate list of all Everest Patents as of the Execution Date or the Effective Date, as applicable;
(c)Everest and, to Everest’s Knowledge, the Upstream Licensors have not received any written notice that any Third Party has taken any action before any applicable patent office in the Territory, claiming ownership of any Everest Licensed IP;
(d)Everest and, to Everest’s Knowledge, the Upstream Licensors have not received any written notice from any Third Party asserting that the issued Patents within the Everest Patents are invalid or unenforceable;
(e)Everest has, under all Applicable Laws, provided all notices to and obtained all consents necessary to transfer, disclose or otherwise make available to Licensee all Everest Know-How (including Personal Data) Controlled by Everest or any of its Affiliates as of the Execution Date or Effective Date, as applicable, as required under this Agreement without Licensee’s further action;
(f)no litigation, discovery process, interference, reissue, reexamination, interference, invalidity, opposition, post-grant review, or inter partes review is pending or threatened in writing with respect to any Everest Patent; and
(g)to Everest’s Knowledge, the Everest Licensed IP includes all Know-How and Patents owned, in-licensed by, held for use or otherwise Controlled by Everest or its Affiliates that are necessary or reasonably useful to Develop, Manufacture or Commercialize the Licensed Compound or Licensed Products in the Field in the Territory as such Development, Manufacture or Commercialization is currently being conducted or contemplated to be conducted under this Agreement;
(h)each of the Everest Patents is subsisting and, to Everest’s Knowledge, is valid and enforceable;
(i)to Everest’s Knowledge, the conduct of any Development, Manufacture or Commercialization with respect to the Licensed Compound or Licensed Products by or on behalf of Everest or any of its Affiliates, as conducted on or prior to the Execution Date or the Effective Date, as applicable, or as contemplated (as of the Execution Date or the Effective Date, as applicable) to be conducted during the Term in the Territory, in each case, does not infringe any valid and enforceable claim of any issued Patent of any Third Party in the Territory or misappropriate any other intellectual property rights of any Third Party in the Territory;
(j)to Everest’s Knowledge, no Third Party has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Everest Licensed IP in the Field in the Territory;
(k)no Governmental Authority provided funding for the development of any of the Everest Licensed IP or conduct of any Clinical Trial gives such Governmental Authority (i) any ownership interest in or right to prosecute or enforce any Everest Licensed IP or (ii) any rights to exercise any Everest Licensed IP to Exploit the Licensed Compound or Licensed Products in a manner that conflicts with, or limits the scope of, the rights and licenses granted to Licensee herein;
(l)to Everest’s Knowledge (i) there have been no acts or omissions of Everest that would constitute inequitable conduct, fraud, or misrepresentation to the applicable patent office with respect to any Everest Patents and (ii) the inventorship of the Everest Patents is properly identified on each patent or patent application within the Everest Patents;
(m)Everest and its Affiliates have obtained from their employees and individual consultants who are inventors of the Everest Licensed IP, assignments of all rights in and to the Everest Licensed IP;
(n)Everest and its Affiliates have complied in all material respects with all Applicable Laws in the conduct of its and their Development and Manufacture of the Licensed Compound and Licensed Products in the Field, including in the conduct of the Ongoing Clinical Trial;
(o)Everest has provided to Licensee all material documentation, Data, and information under its Control relating to the Licensed Compound or any Licensed Product and the use thereof in the Field;
(p)all Regulatory Materials submitted to any Regulatory Authority by Everest or its Affiliates with respect to the Licensed Compound or any Licensed Product were, at the time of filing, true, complete, and accurate in all material respects, and Everest has disclosed all material facts required to be disclosed with respect to any Licensed Product to each applicable Regulatory Authority;
(q)Everest has provided to Licensee all material adverse event information with respect to the Licensed Compound or any Licensed Product known to Everest or its Affiliates; and
(r)Everest and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority and, to Everest’s Knowledge, (A) none of Everest’s or its Affiliates’ employees or contractors who have been or will be involved in the Exploitation of the Licensed Compound or Licensed Products are, or have been, debarred or disqualified by any Regulatory Authority; and (B) Everest and its Affiliates have not engaged in any conduct or activity that would be likely to lead to any debarment action by the FDA or other Regulatory Authority;
11.3Additional Licensee Representations and Warranties. Licensee represents and warrants to Everest that, as of the Effective Date, Licensee has the right to grant the license that it purports to grant in Section 2.4 (License to Everest).
11.4Mutual Covenants. In addition to any covenants made by the Parties elsewhere in this Agreement, each Party hereby covenants to the other Party that:
(a)with respect to Data Processed in each Party’s respective Control as part of such Party’s performance of this Agreement, each Party shall:
(i)comply with its respective obligations under all Applicable Laws (including arising out of or relating to the transfer of Data in connection with the granting of access of Data that such Party is required to provide to the other Party pursuant to Section 5.7 (Data Access; Right of Reference; Access to Regulatory Materials));
(ii)at all times during the Term, provide all notices and obtain all authorizations and consents required under all Applicable Laws (in connection with any applicable Clinical Trial) designed to permit the granting of access of Data that such Party is required to provide to the other Party pursuant to Section

5.7 (Data Access; Right of Reference; Access to Regulatory Materials) and to enable the other Party to Process such Data as required in order to (A) comply with its obligations under this Agreement and Applicable Laws; and (B) obtain the benefit of its rights under this Agreement;
(iii)not act in a manner such that it is subject to any prohibition or restriction which shall (A) prevent or restrict it from disclosing, transferring or otherwise making available its Data to the other Party pursuant to Section 5.7 (Data Access; Right of Reference; Access to Regulatory Materials); or (B) prevent or restrict it from Processing such Data as envisaged under this Agreement;
(iv)each Party shall obtain all the necessary authorizations, consents and approvals in order for such Party to grant access to, transfer and otherwise make available its Data to the other Party in accordance with this Agreement, including obtaining any necessary Clinical Trial participant authorizations and consents, and obtaining the necessary approvals from and completing all necessary filing procedures with, as applicable, the Governmental Authorities in the Territory;
(v)implement and maintain commercially reasonable administrative, technical, and physical safeguards designed to (A) maintain the security, integrity, availability and privacy of the Data; (B) protect against Data Breaches;
(vi)reasonably cooperate with the other Party to enable the other Party to fulfill its obligations, as applicable, under Applicable Laws in relation to Personal Data (including, without limitation, negotiating in good faith to enter into such additional agreements as necessary to comply with such Applicable Laws [*] and obtaining approvals from relevant Governmental Authorities to transfer Personal Data across national borders); and
(vii)in the event of an actual accidental, unauthorized or unlawful destruction, loss, alteration, disclosure, acquisition of or access to Data (any, a “Data Breach”) in a Party’s Control, promptly notify the other Party and reasonably cooperate with the other Party in responding to such Data Breach.
(b)it shall not knowingly, during the Term, employ or use the services of any person who is debarred or disqualified in connection with activities relating to the Licensed Compound or Licensed Products; and in the event that it becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to it with respect to any activities relating to the Licensed Compound or Licensed Products, it shall immediately notify the other Party in writing and it shall cease employing, contracting with, or retaining any such person to perform any services relating to the Licensed Compound or Licensed Products.
11.5Licensee Covenants. In addition to any covenants made by Licensee elsewhere in this Agreement, Licensee hereby covenants to Everest as follows:
(a)it shall conduct its obligations with respect to the Development Plan in accordance with the study design set forth therein, each as may be amended from time to time;
(b)it shall, and shall cause its Affiliates and require its Sublicensees and subcontractors to, comply with all applicable provisions of the Upstream License

Agreement, and it shall not materially breach (or cause a material breach by Everest) of the Upstream License Agreement or take any other action in a manner that would give rise to the right of any Upstream Licensor to terminate the Upstream License Agreement; and
(c)it shall conduct, and shall cause its Affiliates and Sublicensees to conduct all activities under this Agreement (including as set forth in the Development Plan and Commercialization Plan) in compliance with all Applicable Law and other good scientific, laboratory, manufacturing and clinical practices under the Applicable Law of the region in which such activities are conducted, and any requirements of any Regulatory Authority and Governmental Authority health care programs having jurisdiction, each as may be amended from time to time.
11.6Everest Covenants. In addition to any covenants made by Everest elsewhere in this Agreement, Everest hereby covenants to Licensee as follows:
(a)it shall conduct its obligations with respect to the Development Plan in accordance with the study design set forth therein, as may be amended from time to time;
(b)it shall, and shall cause its Affiliates to, (i) maintain the Upstream License Agreement in full force and effect, (ii) materially comply with all provisions of the Upstream License Agreement, (iii) not materially breach or take any other action in a manner that would give rise to the right of any Upstream Licensor to terminate the Upstream License Agreement, (iv) not amend, modify, terminate, assign or transfer the Upstream License Agreement in a manner that could materially limit Licensee’s rights under this Agreement or increase Licensee’s obligations under this Agreement and (v) provide Licensee with copies of all amendments and waivers to the Upstream License Agreement promptly after execution;
(c)it shall provide all notices and perform all actions necessary to obtain the consents required under all Applicable Laws to transfer, disclose or otherwise make available to Licensee all Everest Know-How, as required under this Agreement; and
(d)it shall conduct, and shall cause its Affiliates and Sublicensees to conduct all activities under this Agreement (including as set forth in the Development Plan) in compliance with all Applicable Law and other good scientific, laboratory, manufacturing and clinical practices under the Applicable Law of the region in which such activities are conducted, and any requirements of any Regulatory Authority and Governmental Authority health care programs having jurisdiction, each as may be amended from time to time.
11.7Interim Covenants. Without limitation to any other provision of this Agreement:
(a)from the Execution Date until the Effective Date, Everest shall, and shall cause each of its Affiliates to (i) conduct its business with respect to the Licensed Compounds, the Licensed Products and the intellectual property rights to be licensed hereunder in the ordinary course consistent with past practice and in accordance with all Applicable Laws, and (ii) refrain from taking action or omitting to take any action that is reasonably expected to materially restrict or impair the rights to be granted to Licensee hereunder or prevent either Party’s ability to perform its obligations under this Agreement, including (A) licensing, transferring or otherwise disposing of any Everest Licensed IP, (B) entering into, modifying or amending any material contract (including the Upstream License Agreement) related to the Licensed Compounds, Licensed Products or the intellectual property rights granted hereunder in a manner that would materially limit or impair Licensee’s rights or increase Licensee’s obligations under this Agreement or (C) creating or assuming any encumbrance, lien or claim of ownership by any Third Party with respect to any Everest Licensed IP;
(b)without limiting the generality of the foregoing, from the Execution Date until the Effective Date, except (i) to the extent prohibited by Applicable Laws or (ii) with the prior written approval of Licensee, Everest shall, and shall cause its Affiliates to: (A) ensure that all Manufacturing and Development (including the Ongoing Clinical Trial) of the Licensed Compounds and Licensed Products is conducted in material compliance with all Applicable Laws and (B) not employ or otherwise use in any capacity in the Manufacturing or Development (including the Ongoing Clinical Trial) of the Licensed Compounds or Licensed Products in the Field in the Territory, any person that is debarred under Section 21 USC 335a or any foreign equivalent thereof;
(c)from the Execution Date until the Effective Date, Everest shall (i) maintain the Upstream License Agreement in full force and effect, (ii) materially comply with all provisions of the Upstream License Agreement and (iii) not materially breach or take any other action in a manner that would give rise to the right of any Upstream Licensor to terminate the Upstream License Agreement; and
(d)Everest shall notify Licensee promptly after Everest or any of its Affiliates (i) Initiates any Clinical Trials or conducts any material Development of Licensed Compounds or Licensed Products in the Field in the Territory, (ii) discontinues, terminates or suspends the Ongoing Clinical Trial, or otherwise makes any material change to the Ongoing Clinical Trial, or (iii) becomes aware of any act, omission or event that occurred on or after the Execution Date that would cause the material breach of any covenant set forth in this Section 11.7 (Interim Covenants).
11.8Bring Down of Additional Everest Representations and Warranties. Following Everest’s receipt of notice of HSR Clearance in accordance with Section 16.5(c) (HSR Filing) and not later than the Outside Disclosure Date, Everest shall provide Licensee with a certificate (a) bringing-down the representation and warranties in Section 11.2 (Additional Everest Representations and Warranties) as of the Effective Date, and (b) certifying that none of the covenants set forth in Section 11.7 (Interim Covenants) have been breached, which certificate shall, if applicable, include any updates to the Schedules and identify any exceptions to the representations and warranties as of the Effective Date. Everest acknowledges and agrees that any disclosure made by Everest pursuant to Section 11.7 (Interim Covenants) and/or this Section 11.8 (Bring Down of Additional Everest Representations and Warranties) shall not cure (x) any breach of the representations and warranties in Section 11.2 (Additional Everest Representations and Warranties) as of the Execution Date or the Effective Date or (y) a breach of any covenant of Everest set forth in Section 11.7 (Interim Covenants).
11.9Performance by Affiliates, Sublicensees and Subcontractors. Licensee, may perform some or all of its obligations under this Agreement through one or more Affiliates, subcontractors or Sublicensees; provided, in each case, that (a) none of Everest’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing to comply with the obligations of confidentiality and non-use regarding Confidential Information and obligations regarding ownership of Inventions which are consistent with those set forth in Article 10 (Confidentiality) and Section 12.1 (Ownership); and provided, further, that Licensee shall at all times be fully responsible and liable for the performance and payment of such Affiliate, subcontractor or Sublicensee.

11.10Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY TO THE OTHER PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO OBTAINING SUCCESSFUL RESULTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
Article 12
INTELLECTUAL PROPERTY
12.1Ownership.
(a)Background IP. As between the Parties, (i) Everest shall retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights Controlled by Everest or any of its Affiliates on or prior to the Effective Date or during the Term independent of the activities hereunder, and (ii) Licensee shall retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights Controlled (other than pursuant to this Agreement) by Licensee or any of its Affiliates on or prior to the Effective Date or during the Term independent of the activities hereunder.
(b)Solely Owned Inventions and Patents. Except as set forth in Section 12.1(d) (Combination Products), as between the Parties, any and all Inventions, Data, and other Know-How generated, developed, conceived or first reduced to practice (constructively or actually) solely by Everest and its Affiliates during the course of the performance of activities under this Agreement (“Everest Solely Owned Inventions”) and any Patents filed claiming or disclosing such Everest Solely Owned Inventions (“Everest Solely Owned Invention Patents”) shall be solely owned by Everest. Any and all Inventions, Data, and other Know-How generated, developed, conceived or first reduced to practice (constructively or actually) solely by Licensee and its Affiliates during the course of the performance of activities under this Agreement (“Licensee Solely Owned Inventions”) and any Patents filed claiming or disclosing such Licensee Solely Owned Inventions (“Licensee Solely Owned Invention Patents”) shall be solely owned by Licensee. Everest’s Solely Owned Inventions shall be included in the Everest Licensed IP (if within the scope of such definition) and included in the licenses and rights granted to Licensee by Everest hereunder; Licensee’s Solely Owned Inventions shall be included in the Licensee Technology (if within the scope of such definition) and included in the licenses and rights granted to Everest by Licensee hereunder.
(c)Joint Inventions and Patents. Except as set forth in Section 12.1(d) (Combination Products), as between the Parties, any and all Inventions, Data and other Know-How generated, developed, conceived or first reduced to practice by Everest and its Affiliates on the one hand, and Licensee and its Affiliates on the other hand, during the course of the performance of activities under this Agreement (“Jointly Owned Invention”), and any Patents filed claiming or disclosing such Jointly Owned Inventions (“Jointly Owned Invention Patents”) shall be jointly owned by the Parties. Each Party shall have the right to practice or transfer the Jointly Owned Invention (including licensing or sublicensing thereunder) without any duty of seeking or need to seek consent by or accounting to the other Party, subject to the terms of this Agreement.
(d)Combination Products. Notwithstanding Sections 12.1(b) (Solely Owned Inventions and Patents) and 12.1(c) (Joint Inventions and Patents), if the Parties

collaborate under this Agreement on Development activities or a Global Trial for a Combination Product comprising an Additional Active that is owned or in-licensed by Licensee or its Affiliates (“Licensee Additional Active”) or Combination Product comprising an Additional Active that is owned or in-licensed by Everest or its Affiliates (“Everest Additional Active”), then any and all Inventions, Data and other Know-How generated, developed, conceived or first reduced to practice under this Agreement that (i) specifically relate to such Licensee Additional Active shall be solely owned by Licensee (“Licensee Additional Active Inventions”), (ii) specifically relate to such Everest Additional Active shall be solely owned by Everest (“Everest Additional Active Inventions”), or (iii) specifically relate to such Combination Product comprising the Licensee Additional Active or the Everest Additional Active, as applicable, shall be jointly owned by the Parties (“Combination Product Inventions”). Everest hereby assigns, and agrees to assign, to Licensee all of its right, title and interest in and to Licensee Additional Active Inventions. Licensee hereby assigns, and agrees to assign, to Everest all of its right, title and interest in and to Everest Additional Active Inventions. Each Party hereby assigns, and agrees to assign, to the other Party an undivided one-half interest in and to Combination Product Inventions. Combination Product Inventions shall be Jointly Owned Inventions, and any Patents filed claiming or disclosing such Combination Product Inventions shall be Jointly Owned Invention Patents.
(e)Disclosures; Cooperation. Each Party shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to such Party all Inventions, Data and other Know-How generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to grant sufficient rights with respect thereto, so that such Party can comply with its obligations under this Section 12.1 (Ownership).
(f)Inventorship Determination. The Parties agree that determination of whether any Inventions, Data, and other Know-How are conceived, discovered, developed or otherwise made by a Party or its Affiliates for the purpose of allocating proprietary rights (including Patent, copyright, or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Patent law of the United States (without regard to conflict of laws) as such law exists as of the date of such conception, discovery, development, or making irrespective of where such conception, discovery, development, or making occurs. If United States Patent law otherwise would not apply to the discovery, generation, creation or conception of any Inventions, Data, and other Know-How hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates, and Sublicensees and its and their employees and contractors to so assign, to the other Party, without additional compensation from the other Party, such right, title and interest in and to any Inventions, Data, and other Know-How as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (i) the sole ownership provided for in Section 12.1(b) (Solely Owned Inventions and Patents) and (ii) the joint ownership provided for in Section 12.1(c) (Joint Inventions and Patents).
12.2Patent Prosecution and Maintenance.
(a)Definition. For purposes of this Section 12.2 (Patent Prosecution and Maintenance), the terms “prosecute,” “prosecuting” and “prosecution,” when used in reference to any Patent, shall be deemed to include, without limitation, control of any interferences, reissue proceedings, post-grant proceedings, oppositions and reexaminations with respect to such Patent and the right to seek patent term extensions and supplementary protection certificates with respect to such Patent.

(b)Licensee’s First Right. Licensee shall have the first right (which right, for clarity, may be allocated to and exercised through its Affiliates and Sublicensees), but not the obligation, to control the prosecution and maintenance of the Everest Patents and Jointly Owned Invention Patents, in each case, in the Territory (together, the “Territory Patents”), at [*] cost. Licensee shall keep Everest reasonably informed of the status of the prosecution and maintenance of any such Territory Patents, including that Licensee shall provide Everest with (a) copies of all correspondence and material communication it sends to or receives from any patent authority in connection with the prosecution and maintenance of such Territory Patents, (b) drafts of any material applications, filings or responses to be made or provided to any patent authorities in connection with such Territory Patents sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Everest to review and comment thereon, and Licensee shall consider in good faith all such reasonable comments of Everest and (c) a copy of applications as filed, together with notice of the filing date and serial number of each application. If Licensee determines to abandon or otherwise not prosecute and maintain any such pending or issued Territory Patents, then Licensee shall inform Everest of such decision promptly (but in no event later than [*] prior to allowing the applicable subject matter or such Territory Patents to lapse or otherwise become unpatentable, abandoned, unenforceable or dedicated to the public), and Everest shall thereafter have the right (which right, for clarity, may be allocated to and exercised through its Affiliates or Upstream Licensor), but not the obligation, to continue the prosecution and maintenance of such Territory Patents, at [*] cost and expense. Upon transfer of Licensee’s responsibility for prosecuting and maintaining any of the Territory Patents to Everest under this Section 12.2(b) (Licensee’s First Right), Licensee will promptly deliver to Everest copies of all necessary files related to such Patents with respect to which responsibility has been transferred and, at Everest’s written request, will take all actions and execute all documents reasonably necessary for Everest (or Upstream Licensors as applicable) to assume such prosecution, maintenance and defense.
(c)Everest’s Right. Everest shall have (i) the sole right, but not the obligation, to control the prosecution and maintenance of (A) the Everest Patents outside of the Territory, (B) any Everest Solely Owned Invention Patents that are not Everest Patents, and (C) any Patents filed claiming or disclosing Everest Additional Active Inventions and (ii) the first right, but not the obligation, to control the prosecution and maintenance of the Jointly Owned Invention Patents outside of the Territory, in each case (i) and (ii), at [*] cost. Everest shall keep Licensee reasonably informed of the status of the prosecution and maintenance of any such Jointly Owned Invention Patents outside of the Territory, including that Everest shall provide Licensee with (a) copies of all material correspondence received from any patent authority in connection with the prosecution and maintenance of such Jointly Owned Invention Patents and (b) drafts of any material filings or responses to be made to any patent authorities in connection with such Jointly Owned Invention Patents in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensee to review and comment thereon, and Everest shall consider in good faith all such reasonable comments of Licensee. If Everest determines to abandon or otherwise not prosecute and maintain any such pending or issued Jointly Owned Invention Patents outside of the Territory, then Everest shall inform Licensee of such decision promptly (but in no event later than [*] prior to allowing the applicable subject matter or such Jointly Owned Invention Patents to lapse or otherwise become unpatentable, abandoned, unenforceable or dedicated to the public), and Licensee shall thereafter have the right, but not the obligation, to continue the prosecution and maintenance of such Jointly Owned Invention Patents outside of the Territory, at [*] cost and expense.

(d)Licensee’s Sole Right. Licensee shall have the sole right, at [*] costs, to control the prosecution and maintenance of any Licensee Solely Owned Invention Patents and any Patents filed claiming or disclosing Licensee Additional Active Inventions.
(e)Cooperation of the Parties. Prior to the filing of any Jointly Owned Invention Patent, the prosecuting Party shall consult with the other Party and give the other Party reasonable opportunity to review and comment on any draft Patent application in advance of its filing or submission and consider the other Party’s comments and suggestions in good faith.
(f)Patent Term Extension. Licensee shall have the sole right (which right, for clarity, may be allocated to and exercised through its Affiliates and Sublicensees) to obtain, and to determine whether to obtain, patent term extensions, supplementary protection certificates, and equivalents thereof with respect to the Territory Patents to the extent applicable to any Licensed Product in the Territory, and Everest shall reasonably cooperate with Licensee in connection therewith, including providing reasonable assistance to Licensee (including executing any documents as may reasonably be required). If elections with respect to obtaining such patent term extensions, supplementary protection certificates, and equivalents thereof are to be made in connection therewith, Licensee shall have the sole right to make the election, and Everest agrees to abide by such election.
12.3Infringement by Third Parties.
(a)Notice. In the event that either Everest or Licensee becomes aware of (i) any infringement or threatened infringement by a Third Party of any Territory Patent, or any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Territory Patent (the “Infringement”) or (ii) any infringement or threatened infringement by a Third Party of any Everest Patent or Jointly Owned Invention Patent that Covers the Licensed Compound or Licensed Products in the Retained Territory, or any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent, it shall notify the other Party in writing to that effect.
(b)Territory Patents. With respect to any Territory Patent, as between the Parties, Licensee shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to the Infringement of any such Patent at [*] expense and by counsel of its own choice, and Everest shall have the right to join or to be represented in any such action by counsel of its own choice. Licensee will notify and keep Everest apprised in writing of any such action or proceeding and will consider Everest’s reasonable interests and requests regarding such action or proceeding. Licensee shall not enter into any settlement that would reasonably be expected to have a material and adverse effect on the scope, validity or enforceability of any Territory Patent in any enforcement action hereunder without the Everest’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If Licensee (i) does not intend to prosecute such Infringement, or ceases to diligently pursue an action or proceeding against such Infringement, or (ii) fails to bring any such action or proceeding with respect to such Infringement in the Territory within [*] upon becoming aware of the alleged Infringement, then Licensee will notify Everest and Everest shall have the right (which right, for clarity, may be allocated to and exercised through its Affiliates or Upstream Licensors), but not the obligation, to bring and control any such action in the Territory at [*] expense and by counsel of its own choice. Everest shall not enter into any settlement admitting the invalidity of, or otherwise having a material and adverse effect on the scope, validity or enforceability of any Territory Patent in any enforcement action hereunder without Licensee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(c)Everest Patents, Solely Owned and Additional Active Inventions Patents. Everest shall have the sole right, at [*] costs, to enforce (i) Everest Patents and Jointly Owned Invention Patents outside of the Territory, (ii) Everest Solely Owned Invention Patents that are not Everest Patents, and (iii) any Patents filed claiming or disclosing Everest Additional Active Inventions, in each case ((i)-(iii)), against any infringement.
(d)Licensee Solely Owned and Additional Active Invention Patents. Licensee shall have the sole right, at [*] costs, to enforce any Licensee Solely Owned Invention Patents and any Patents filed claiming or disclosing Licensee Additional Active Inventions against any infringement.
(e)Cooperation; Award. In the event a Party brings an infringement action in accordance with this Section 12.3 (Infringement by Third Parties), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Except as provided for explicitly elsewhere in this Section 12.3 (Infringement by Third Parties), neither Party shall enter into any settlement or compromise of any action under this Section 12.3 (Infringement by Third Parties) which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 12.3 (Infringement by Third Parties), whether by way of settlement or otherwise, shall be applied [*].
12.4Infringement of Third Party Rights. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the Exploitation of the Licensed Products in the Territory, each Party shall promptly notify the other Party in writing of such claim, and the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall, as appropriate, enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties. Unless otherwise agreed in the joint defense agreement, each Party shall have the right to defend any such claims against it in the Territory at [*] expense as it reasonably determines appropriate. Upon the request of the Party controlling the response to the infringement claim under this Section 12.4 (Infringement of Third Party Rights), the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such infringement claim. The other Party will have the right to consult with the controlling Party concerning such infringement claim and to participate in and be represented by independent counsel in any associated litigation. The Party controlling the defense against an infringement claim under this Section 12.4 (Infringement of Third Party Rights) agrees not to settle such infringement action without the prior written consent of the other Party, which will not be unreasonably withheld or delayed; provided that, the Party controlling the defense may settle such infringement claim without the prior written consent of the other Party, if such settlement will only involve the payment of monetary damages by the other Party, in which case the Party controlling the defense will be liable for the payment of any monetary damage under such settlement. The terms in Section 12.3(e) (Cooperation; Award) shall apply, mutatis mutandis, with respect to the sharing and allocation of expenses and recoveries between the Parties for any action described in this Section 12.4 (Infringement of Third Party Rights).

12.5Marking. To the extent required by Applicable Law, Licensee shall, and shall cause its Affiliates and Sublicensees to, mark the Licensed Products sold under this Agreement with the number of each issued Everest Patent or Jointly Owned Invention Patent that applies to the Licensed Products.
12.6Joint Research Agreement.  The Parties acknowledge and agree that this Agreement constitutes a “joint research agreement” within the meaning of 35 U.S.C. § 100(h). Either Party shall be entitled to invoke the prior art disqualification provisions of 35 U.S.C. § 102(b)(2)(C) by naming the Parties to this Agreement in any application for patent, either at the time of filing or by way of amendment, as contemplated by 35 U.S.C. § 102(c)(3).
Article 13
TERM; TERMINATION
13.1Term. Notwithstanding anything to the contrary herein, this Agreement (other than Article 10 (Confidentiality), Section 11.1 (Mutual Representations and Warranties), Section 11.2 (Additional Everest Representations and Warranties), Section 11.7 (Interim Covenants), Section 11.8 (Bring Down of Additional Everest Representations and Warranties), this Section 13.1 (Term), Section 13.2(e) (Termination for Failure or Delay to Obtain HSR Clearance or Change in Applicable Laws), Section 13.2(f) (Termination for Material Change in Representations and Warranties or Breach of Covenant), Section 14.6 (Limitation of Liability), Article 15 (Dispute Resolution) and Article 16 (Miscellaneous), which are binding and effective as of the Execution Date) shall become effective subject to and conditional upon performance by the Parties of the following actions and occurrence of the following circumstances: (a) HSR Clearance; (b) Everest’s delivery of a certificate in accordance with Section 11.8 (Bring Down of Additional Everest Representations and Warranties), (c) no injunction (whether temporary, preliminary, or permanent) prohibiting consummation of this Agreement shall be in effect,  (d) after the Execution Date and on or before the later of (x) the date of HSR Clearance and (y) the date of Everest’s delivery of the bring-down certificate pursuant to Section 11.8 (Bring Down of Additional Everest Representations and Warranties), or, if Everest made any additional disclosures in such certificate, the date of the expiration of the [*] period following Licensee’s receipt of such certificate as set forth in Section 13.2(f) (Termination for Material Change in Representations and Warranties or Breach of Covenant), there has not been a change in Applicable Laws that prohibits Licensee from making the Upfront Payment in accordance with Section 8.1 (Upfront Payment), prohibits the grant of any rights or licenses under Section 2.1 (License Grant) or Section 2.4 (License to Everest), prohibits granting of the rights of reference under Section 5.7(b) or prohibits the technology transfer under Section 4.4 (Technology Transfer) or Section 6.1 (Manufacturing Technology Transfer), and (e) either (i) if Everest made any additional disclosures to Licensee pursuant to Section 11.8 (Bring Down of Additional Everest Representations and Warranties), Licensee having not exercised its termination right under Section 13.2(f) (Termination for Material Change in Representations and Warranties or Breach of Covenant), upon the [*] after expiration of the period set forth in Section 13.2(f) (Termination for Material Change in Representations and Warranties or Breach of Covenant) or (ii) if Everest did not make any disclosures to Licensee in the certificate provided pursuant Section 11.8 (Bring Down of Additional Everest Representations and Warranties), upon the [*] after Everest providing such certificate (such date, in either (e)(i) or (e)(ii), the “Effective Date”), and, in each case (e)(i) and (e)(ii) whereupon the full Agreement and all its terms and provisions shall be automatically effective and binding on both Parties. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 13 (Term; Termination), shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration of the Royalty Term with respect to such Licensed Product in such country.
13.2Termination.

(a)Termination by Licensee for Convenience. Licensee shall have the right to terminate this Agreement in its entirety or on a Region-by-Region basis, at any time, for any or no reason, upon [*] written notice to Everest.
(b)Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement (including with respect to Licensee, Licensee’s failure to make the Upfront Payment pursuant to Section 8.1 (Upfront Payment)) and has not cured such breach within [*] (or [*] with respect to any breach of undisputed payment obligations hereunder) after written notice from the terminating Party requesting cure of such breach. Any such termination shall become effective at the end of the applicable curing period unless the breaching Party has cured such breach prior to the end of such curing period. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within [*], then the cure period set forth above shall be tolled, and the other Party shall not have the right to terminate this Agreement under this Section 13.2(b) (Material Breach) unless and until it is determined pursuant to Article 15 (Dispute Resolution) that the alleged breaching Party has materially breached this Agreement and fails to cure such breach within the remainder of the applicable cure period set forth above following such decision.
(c)Patent Challenge. Everest shall have the right to terminate this Agreement in its entirety with [*] upon written notice to Licensee if Licensee or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences, voluntarily participates in, or voluntarily provides support to, any action or proceeding in any forum of competent jurisdiction in the Territory (whether a court, a patent office, or an arbitral tribunal) to challenge the patentability, validity, enforceability, or scope of any Everest Patent, or Everest’s or any Upstream Licensor’s ownership of any Everest Licensed IP. Notwithstanding the foregoing, Everest shall not have the right to terminate the Agreement under this Section 13.2(c) (Patent Challenge) if (i) such action or proceeding (A) is initiated as a defense against a claim, action or proceeding asserted by or on behalf of Everest or of its Affiliates or its or their licensees or Sublicensees against Licensee or any of its Affiliates or its or their Sublicensees, or otherwise in connection with an assertion of a cross-claim or a counterclaim, provided such claim, action, proceeding or assertion does not arise from Licensee’s Exploitation of Everest Licensed IP, Licensed Compound or Licensed Product outside of the scope of license granted hereunder, (B) is brought by a Sublicensee and Licensee has terminated the relevant agreement with such Sublicensee within such [*] period, or (C) is dismissed within such [*] period and not thereafter continued. For clarity, Everest shall not have the right to terminate the Agreement under this Section 13.2(c) (Patent Challenge) if Licensee or its Affiliate or Sublicensee is merely making arguments that distinguish the inventions claimed in any Patents owned or controlled by Licensee or its applicable Affiliate or Sublicensee from those claimed in any Everest Patent in the ordinary course of ex parte prosecution of such Patent (or similar process or procedure).
(d)Cessation. If none of Licensee or its Affiliates or Sublicensees have conducted any material Development, Manufacture or Commercialization activities with respect to any Licensed Product in the Territory for a continuous period of twelve (12) months or longer (the “Cessation Period”), then Everest shall have the right to terminate this Agreement with [*] prior written notice to Licensee. Such Cessation Period shall be tolled to the extent that such cessation is caused by (i) a Force Majeure Event, (ii) [*], (iii) written guidance from, or action by, a Regulatory Authority, including with respect to any clinical hold or a recall or withdrawal, with respect to any Licensed Compound or Licensed Product, (iv) any injunction or other operation of Applicable Law, or (v) any actual claim that the Development, Manufacture, Commercialization or other Exploitation of any Licensed Compound or Licensed Product under this Agreement infringes or misappropriates any Patent or Know-How of any Third Party.
(e)Termination for Failure or Delay to Obtain HSR Clearance or Change in Applicable Laws. Either Party may terminate this Agreement upon written notice to the other Party in the event that (i) either Party receives a request for additional information or documentary material, as described in 16 C.F.R. § 803.20, (ii) HSR Clearance has not occurred within [*] following the submission of all required HSR Filings in accordance with Section 16.5 (HSR Filing) or (iii) after the Execution Date and on or before the later of (x) the date of HSR Clearance and (y) the date of Everest’s delivery of the bring-down certificate pursuant to Section 11.8 (Bring Down of Additional Everest Representations and Warranties), or, if Everest made any additional disclosures in such certificate, the date of the expiration of the [*] period following Licensee’s receipt of such certificate as set forth in Section 13.2(f) (Termination for Material Change in Representations and Warranties or Breach of Covenant), there has been a change in Applicable Laws that prohibits Licensee from making the Upfront Payment in accordance with Section 8.1 (Upfront Payment), prohibits the grant of any rights or licenses under Section 2.1 (License Grant) or Section 2.4 (License to Everest), prohibits granting of the rights of reference under Section 5.7(b) or prohibits the technology transfer under Section 4.4 (Technology Transfer) or Section 6.1 (Manufacturing Technology Transfer), provided that in the event this Agreement is terminated in accordance with this Section 13.2(e) (Termination for Failure or Delay to Obtain HSR Clearance or Change in Applicable Laws), each Party shall be permitted to issue a press release or make other public announcement stating that this Agreement was terminated, as applicable, due to a delay in obtaining HSR Clearance or such change in Applicable Laws; provided that the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of, and in any event at least [*] prior to, the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
(f)Termination for Material Change in Representations and Warranties or Breach of Covenant. Without limiting Licensee’s rights under Section 13.2(b) (Material Breach), if (i) any actions or omissions by Everest or its Affiliates on or after the Execution Date cause any of the representations or warranties by Everest in Section 11.1 (Mutual Representations and Warranties) or Section 11.2 (Additional Everest Representations and Warranties) to become untrue or misleading as of the Effective Date (or as otherwise disclosed in the certificate provided pursuant to Section 11.8 (Bring Down of Additional Everest Representations and Warranties)), or (ii) Everest or any of its Affiliates materially breaches any covenant set forth in Section 11.7 (Interim Covenants) (other than Section 11.7(d)), and, in each case ((i) or (ii)), such occurrence [*], then Licensee may terminate this Agreement in its entirety upon written notice to Everest not later than [*] after its receipt of the bring-down certificate provided or to be provided pursuant to Section 11.8 (Bring Down of Additional Everest Representations and Warranties) [*]. Notwithstanding anything to the contrary herein, if Licensee terminates this Agreement in its entirety pursuant to this Section 13.2(f) (Termination for Material Change in Representations and Warranties or Breach of Covenant), then Licensee shall have no obligation to make the Upfront Payment or any other payment to Everest under this Agreement. [*]
(g)Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the filing or institution of bankruptcy, reorganization for the benefit of creditors, dissolution, liquidation or winding up of such other Party, or the making or seeking to make or arrange an assignment of a substantial portion of such other Party’s assets for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy against such other Party, or being adjudged bankrupt, or the appointment of a receiver or trustee of such other Party’s property, in each case that is not discharged within [*].
(h)Termination by Licensee for Failure to Complete Initial Technology Transfer. Licensee shall have the right to terminate this Agreement in its entirety upon [*] written notice to Everest if Everest fails to complete the Initial Technology Transfer within [*] after Everest’s receipt of the Upfront Payment, and Everest shall refund the Upfront Payment to Travere within [*] after the effective date of such termination.
13.3Effects of Expiration or Termination.
(a)Effect of Expiration. Upon expiration (but not earlier termination) of the Royalty Term for a given Licensed Product in a given country, and provided that Licensee has paid all payments payable with respect to such Licensed Product in such country, the license grant with respect to such Licensed Product in such country shall survive on an exclusive, fully paid, irrevocable, perpetual basis, and all other rights and obligations of the Parties with respect to such Licensed Product in such country under this Agreement shall terminate, except as provided otherwise in this Section 13.3 (Effects of Expiration or Termination) or in Section 13.4 (Accrued Obligations; Survival).
(b)Effect of Termination. Upon any termination of this Agreement, the following provisions shall apply:
(i)the license grant to Licensee under Section 2.1 (License Grant) shall automatically terminate and revert to Everest, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided otherwise in this Section 13.3 (Effects of Expiration or Termination) or in Section 13.4 (Accrued Obligations; Survival). For clarity, if any milestone event is achieved during the termination notice period, then the corresponding milestone payment is accrued, and Licensee shall remain responsible for the payment of such milestone payment even if the due date of such milestone payment may occur after the effective date of termination.
(ii)Any sublicense granted by Licensee or its Affiliates shall automatically survive as a direct license from Everest to the applicable Sublicensee, to the extent applicable to the scope and territory of such sublicense; provided that (A) such Sublicensee is not then in breach of its sublicense agreement (and, in the case of termination by Everest for breach by Licensee, that such Sublicensee and any further sublicensees did not cause the breach that gave rise to the termination by Everest), (B) such Sublicensee will be required to perform the same obligations contained in this Agreement as applicable to such Sublicensee, including to pay to Everest the same amounts in consideration for such direct grant as Everest would have otherwise received from Licensee pursuant to this Agreement on account of such Sublicensee’s Exploitation of the relevant Licensed Products had this Agreement not been terminated, and (C) Everest will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those obligations contained in, this Agreement as applicable to such Sublicensee.
(iii)Each Party shall provide information and execute documents as may be reasonably requested by the other Party to the extent reasonably necessary in order to give effect to this Section 13.3 (Effects of Expiration or Termination).

(c)Additional Effects of Termination.
(i)Subject to Section 13.3(c)(ii), upon termination of this Agreement other than pursuant to Section 13.2(e) (Termination for Failure or Delay to Obtain HSR Clearance or Change in Applicable Laws) or Section 13.2(f) (Termination for Material Change in Representations and Warranties or Breach of Covenant), the following provisions shall apply:
(A)As promptly as practicable (and in any event within [*]) after such termination, Licensee shall: (I) to the extent not previously provided to Everest, deliver to Everest true, correct and complete copies of all regulatory filings and registrations (including Regulatory Approvals) for the Licensed Products in the Territory held in the name of Licensee or its Affiliate, and disclose to Everest any Licensee Solely Owned Invention and Jointly Owned Invention (including all preclinical, clinical data, efficacy data and safety data) not previously disclosed to Everest and (II) transfer or assign, or cause to be transferred or assigned, to Everest or its designee (or to the extent not so assignable, take all reasonable actions to make available to Everest or its designee the benefits of) all regulatory filings and registrations (including Regulatory Approvals) for the Licensed Products in the Territory, held in the name of Licensee or its Affiliate, or as directed by Everest in its sole discretion, provide Everest with a right of reference with respect to any such regulatory filings and registrations.
(B)Licensee shall wind-down any ongoing Clinical Trials of any Licensed Product in the Field in the Territory in compliance with all Applicable Law and ethical standards, or, at Everest’s election and request, promptly transfer the conduct of such Clinical Trials to Everest or its designees. For any Clinical Trials to be transferred to Everest or its designees, Licensee shall continue to conduct such Clinical Trials after the effective date of termination until such transfer is completed, so that the termination of this Agreement will not cause any unreasonable interruption by Licensee of any such Clinical Trials; provided that (A) the Parties’ rights and obligations under Article 14 (Indemnification) will apply to such transferred Clinical Trials (which from the effective date of termination will be deemed to be conducted on behalf of Everest and not by Licensee, its Affiliates or Sublicensees).
(C)At Everest’s option and request, for a period of [*] after the effective date of termination, Licensee shall reasonably cooperate to introduce Everest to any Third Party contractor that provides services to Licensee or its Affiliate related to the Development, Manufacture, or Commercialization of the Licensed Compound or Licensed Products.
(D)At Everest’s election and request to be provided within [*] after the effective date of termination, Licensee shall transfer to Everest or its designee some or all inventory of the Licensed Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of Licensee, its Affiliates or Sublicensees; provided that, Everest shall pay Licensee a price equal to Licensee’s purchase price from Everest or Licensee’s COGS of such transferred Licensed Products, as applicable. The definition of COGS shall mutatis mutandis apply to the calculation and determination of such Licensee’s COGS.
(E)Licensee shall, and it hereby does, effective as of the date set forth in Section 13.3(c)(ii), grant to Everest an exclusive license, with the right to sublicense through multiple tiers of sublicense, under the Licensee Solely Owned Inventions, Licensee Solely Owned Invention Patents, and Licensee’s interest in any Jointly Owned Inventions and Jointly Owned Invention Patents, in each case, to Develop, Manufacture and Commercialize the Licensed Compounds and Licensed Products (excluding any Additional Active or other proprietary compound or product Controlled by Licensee or any of its Affiliates) in the Field worldwide.
(F)Licensee shall transfer and assign to Everest all Global Trademarks owned by Licensee or its Affiliates that solely relate to any Licensed Product and any applications therefor, and in-process applications for generic names for any Licensed Product owned by Licensee or its Affiliates.
(ii)Upon termination of this Agreement by Licensee pursuant to Section 13.2(b) (Material Breach) or Section 13.2(g) (Bankruptcy), the Parties will engage in good faith negotiations for a period of [*] and agree upon commercially reasonable financial terms to compensate Licensee for the grant of the license set forth in Section 13.3(c)(i)(E) and its conduct of the actions set forth in Section 13.3(c)(i) above. Upon termination of this Agreement by Everest pursuant to Section 13.2(b) (Material Breach), Section 13.2(c) (Patent Challenge), Section 13.2(d) (Cessation) or Section 13.2(g) (Bankruptcy) or by Licensee pursuant to Section 13.2(a) (Termination for Convenience), Licensee shall carry out the activities set forth in Section 13.3(c)(i) at [*] to Everest, except as set forth in Section 13.3(c)(i)(D), and the license set forth in Section 13.3(c)(i)(E) shall be effective as of the date of termination and [*] irrevocable and perpetual.
(d)Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party retains a license from the other Party as provided in this Article 13 (Term; Termination), each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations under Article 10 (Confidentiality).
(e)Partial Termination. For the avoidance of doubt, if this Agreement is terminated with respect to only one or more countries, then this Section 13.3 (Effects of Expiration or Termination) shall apply only to such terminated Region(s), and such Region(s) shall be removed from the Territory for all purposes of this Agreement.
13.4Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.3 (No Implied Licenses; Retained Rights), 9.3(c) (Tax Indemnification), 9.4 (Records; Audits), 11.10 (Disclaimer), 12.1 (Ownership), 13.2(h) (Termination by Licensee for Failure to Complete Initial Technology Transfer) (following termination by Licensee pursuant to

Section 13.2(h)), 13.3 (Effects of Expiration or Termination), 13.4 (Accrued Obligations; Survival) and 16.15 (Parent Guarantee) (solely with respect to (i) any of Everest’s obligations, representations, warranties and covenants accruing prior to such expiration or termination and unfulfilled as of such expiration or termination, and (ii) all other obligations of Everest under provisions of this Agreement that survive expiration or termination pursuant to this Section 13.4 (Accrued Obligations; Survival)); with respect to any Development Costs that have accrued prior to the effective date of termination, but not reimbursed or reconciled as of the effective date of termination, 4.1 (Overview; Diligence) and 4.3 (Development Costs); with respect to any amounts payable to Everest as of, but not paid by the effective date of expiration or termination, Sections 9.1 (Payment; Reports), 9.2 (Exchange Rate; Manner and Place of Payment), 9.3(a), (b), (d) and (e) (Taxes) and 9.5 (Late Payments); and Article 1 (Definitions), Article 8 (Financial Terms) (but solely with respect to any amounts payable to Everest as of, but not paid by the effective date of expiration or termination), 10 (Confidentiality), 14 (Indemnification) (excluding Section 14.5 (Insurance)), 15 (Dispute Resolution) (excluding Section 15.5 (Continued Performance)) and 16 (Miscellaneous) (excluding Section 16.15 (Parent Guarantee) except as set forth in this Section 13.4 (Accrued Obligations; Survival)) of this Agreement shall survive expiration or any termination of this Agreement.
13.5Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise shall be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“U.S. Bankruptcy Code”) or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. In the event that a case under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws is commenced by or against a Party, the other Party shall have all of the rights and elections set forth in Section 365(n) or comparable provision of applicable bankruptcy or insolvency laws to the maximum extent permitted thereby. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under U.S. Bankruptcy Code or any comparable provision of applicable bankruptcy or insolvency laws, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to such other Party (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless such Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by such Party upon written request therefor by such other Party.
Article 14
INDEMNIFICATION
14.1Indemnification of Everest. Licensee shall indemnify and hold harmless each of Everest and its Affiliates and its and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Everest Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), incurred by any Everest Indemnitee as a result of any claims, demands, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) to the extent arising directly or indirectly out of: (a) the practice by Licensee or its Affiliates or Sublicensees of the license grant to Licensee under Section 2.1 (License Grant); (b) the research, Development, Manufacture, use, handling, storage, Commercialization or other Exploitation of the Licensed Compound or the Licensed Products by Licensee or its Affiliates or Sublicensees; (c) the performance by Licensee or its Affiliates or Sublicensees of the activities as the legal and beneficial owner of the Regulatory Approvals and Regulatory Materials for the Licensed Products in the Territory; (d) the negligence or willful misconduct of any Licensee Indemnitee;

or (e) any breach of any representations, warranties or covenants by Licensee under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Everest set forth in Section 14.2 (Indemnification of Licensee).
14.2Indemnification of Licensee. Everest shall indemnify and hold harmless each of Licensee and its Affiliates and their respective directors, officers, employees, consultants, agents and successors and assigns of any of the foregoing (the “Licensee Indemnitees”), from and against any and all Losses incurred by any Licensee Indemnitee as a result of any Third Party Claims to the extent arising directly or indirectly out of: (a) the practice by Everest or its Affiliates of the license granted to Everest under Section 2.4 (License to Everest); (b) the research, Development, Manufacture, use, handling, storage, Commercialization or other Exploitation of the Licensed Compound or Licensed Products by Everest or its Affiliates or (sub)licensees (other than Licensee or its Affiliates or Sublicensees); (c) performance of the activities as the legal and beneficial owner of the Regulatory Approvals and Regulatory Materials for the Licensed Products (i) outside of the Territory or (ii) in the Territory prior to transfer to Licensee or its designee pursuant to Section 5.2 (Ownership of Regulatory Approvals and Regulatory Materials); (d) the negligence or willful misconduct of any Everest Indemnitee; or (e) any breach of any representations, warranties or covenants by Everest under this Agreement; except, in each case, to the extent such Third Party Claims fall within the scope of the indemnification obligations of Licensee set forth in Section 14.1 (Indemnification of Everest).
14.3Procedure. If any Everest Indemnitee or Licensee Indemnitee intends to claim indemnification under this Article 14 (Indemnification) (the “Indemnitee”), Everest or Licensee, as the case may be, shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Third Party Claim with counsel of the Indemnitee’s own selection. The indemnity obligation as set forth in this Article 14 (Indemnification) shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 14 (Indemnification) if and to the extent the Indemnitor is actually prejudiced thereby. Everest or Licensee, as the case may be, and other Indemnitees shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by these indemnification provisions, at the Indemnitor’s expense. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee if the settlement is reasonably expected to: (a) result in or impose any obligation (including any payment obligation) on the Indemnitee, or (b) result in any admission of wrong-doing or fault by the Indemnitee.
14.4Mitigation of Loss. Each of Everest or Licensee, as applicable, will take and will procure that its Affiliates and Sublicensees take all such reasonable steps and actions as are necessary or as the Indemnitor may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this Article 14 (Indemnification). Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by such Party.
14.5Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. If a Party wishes to fulfill its obligations under this Section 14.5 (Insurance) through self-insurance, it shall obtain the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.
14.6Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.6 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 (INDEMNIFICATION OF EVEREST) OR SECTION 14.2 (INDEMNIFICATION OF LICENSEE), OR DAMAGES (A) AVAILABLE FOR (I) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10 (CONFIDENTIALITY) OR (II) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.6 (NON-COMPETE) OR (B) RESULTING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR FRAUDULENT MISREPRESENTATION BY EITHER PARTY.
Article 15
DISPUTE RESOLUTION
15.1Disputes. Subject to Section 15.3 (Excluded Claims) and except as provided in Section 3.6 (Decision-Making), upon the written request of either Party to the other Party, any claim, dispute, or controversy arising out of, relating to or in connection with this Agreement as to the breach, enforcement, interpretation or validity thereof (a “Dispute”) shall be referred to the Executive Officers for resolution. In the event such executives are unable to resolve such Dispute within [*] after the initial written request, then, upon the written demand of either Party and subject to Section 15.2 (Arbitration) below, the Dispute shall be finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time such Dispute is submitted to arbitration, except as may be modified herein, applying the substantive law specified in Section 16.1 (Governing Law).
15.2Arbitration.
(a)Procedure. The arbitration shall be conducted by a panel of [*] arbitrators experienced in the business of pharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder may, at their option, engage experts having educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to advise them with respect to the Dispute. If any expert is appointed, the Parties shall have the right review such expert(s) reports to the arbitrators and to examine such expert at an oral hearing. Within [*] after initiation of arbitration, each of the Parties shall nominate [*] after the [*] arbitrator’s appointment. If a Party fails to select an arbitrator or if the [*] arbitrators nominated by the Parties are unable or fail to agree upon the [*] arbitrator within the time period specified above, any unselected arbitrator or [*] arbitrator, as the case may be, shall be appointed by the ICC. The seat of arbitration will be New York, New York. The language of the arbitration will be English. Except to the extent necessary to confirm or challenge an award or as may be required by law, or to protect or pursue a legal right, neither a Party nor the arbitrators may disclose the existence, content, or results of arbitration without the prior written consent of both Parties. Notwithstanding Section 16.1 (Governing Law) with respect to the applicable substantive law, any arbitration and this agreement to arbitrate shall be governed by the

Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Any dispute concerning the propriety of commencing arbitration, or the scope or applicability of this agreement to arbitrate shall be determined by the arbitrators.
(b)Arbitrators’ Award. Prior to the arbitrators being appointed, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of such Party until final resolution of the issue by the arbitrators or other resolution of the controversy between the Parties. Once the arbitrators have been appointed, either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrators. The arbitrators shall, within [*] after the later of the last arbitration hearing date or the final post-hearing submission, issue a written award, which shall include a statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. No award issued by the arbitrators shall be rendered invalid or improper by reasons of it being delivered after the expiry of this time limit. The award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.
(c)Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators [*].
15.3Excluded Claims. Nothing contained in this Agreement shall deny either Party the right to bring an action in any court of competent jurisdiction to resolve any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any Patents or other intellectual property rights, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and no such claim shall be subject to arbitration as a Dispute pursuant to Section 15.2 (Arbitration).
15.4Interim Relief. Each Party shall be entitled to take action in any court with competent jurisdiction to apply for and be granted emergency or other interim relief and otherwise enforce by injunction or other provisional equitable relief, without prejudice to any other rights and remedies that it may have under this Agreement.
15.5Continued Performance. Provided that this Agreement has not been terminated in its entirety, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.
Article 16
MISCELLANEOUS
16.1Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof. The application of the U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded.
16.2Entire Agreement; Amendment. This Agreement, including the Schedules hereto, sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
16.3Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as any other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
16.4Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship or legal entity of any type between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Neither Party shall treat or report the relationship arising under this Agreement as a partnership for United States tax purposes unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended.
16.5HSR Filing.
(a)Prior to consummation of this Agreement, each Party shall make any required HSR Filing in good faith and shall use commercially reasonable efforts to obtain the necessary approvals or clearances, or the expiration or termination of the applicable waiting period (including any extension thereof, including under any agreement between a Party and the DOJ, FTC, or other Governmental Authority agreeing not to consummate the Agreement prior to a certain date); provided, however, that each Party shall cooperate as may be reasonably requested to ensure any such required approval, clearance, or expiration or termination of applicable waiting periods are obtained promptly.
(b)Subject to this Section 16.5 (HSR Filing), each Party shall, as promptly as practicable (but no later than [*] after the Execution Date (unless a later date is mutually agreed between outside antitrust counsel on behalf of the Parties, which agreement shall not be unreasonably withheld)), prepare and file the HSR Filings. The Parties shall cooperate in the process to obtain HSR Clearance, including by furnishing to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and to respond as promptly as reasonably practicable and advisable to requests from the United States Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”), or other Governmental Authority for information reasonably requested by them in connection with such filings. Each Party shall be responsible for its own fees, costs, and expenses associated with the HSR Filing, except that Licensee shall pay the filing fee required under the HSR Act. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 16.5 (HSR Filing) will require either Party (or any of their respective Affiliates) to propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise (i) the sale, divestiture, disposition, licensing or sublicensing of any of a Party’s or its Affiliates’ assets, properties, or business; or (ii) behavioral limitations, conduct restrictions, or commitments with respect to such assets, properties, or business, or of any of the rights or obligations of a Party under this Agreement; and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order, or other action of the DOJ, FTC, any other Governmental Authority or any Third Party seeking to prohibit or otherwise challenging the transactions contemplated by this Agreement, or defend through litigation any claim asserted in court by any Third Party respecting the transactions contemplated by this Agreement.
(c)Subject to this Section 16.5 (HSR Filing), the Parties shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and to cause the Effective Date of this Agreement to occur as soon as practical. Such commercially reasonable efforts and cooperation include counsel’s undertaking to (i) keep each other informed of communications, inquiries, and requests from and to personnel of the reviewing Governmental Authority, including the DOJ or FTC, including by providing copies thereof to the other Party (subject to reasonable redactions for privilege or confidentiality concerns), and (ii) confer with each other regarding appropriate contacts with and response to personnel of the DOJ, FTC, or other Governmental Authority, and the content of any such contacts or presentations. Each Party shall consult with the other Party, to the extent practicable in advance of participating in any substantive meeting or discussion with the relevant Governmental Authority, including the DOJ or FTC, with respect to any such filings, applications, investigation, or other inquiry and, to the extent permitted by such Governmental Authority, give the other Party the opportunity to attend and participate in such meeting or discussion. Each Party shall give the other Party the opportunity to review in advance, and shall consider in good faith the other Party’s reasonable comments in connection with, the content of any presentations, white papers, or other written materials (excluding, for clarity, any HSR Filing) to be submitted to the DOJ, FTC, or other Governmental Authority with respect to this Agreement and the transactions contemplated thereby (subject to redaction of commercially sensitive information) and upon request shall provide the other Party a copy of any such materials (excluding, for clarity, any HSR Filing and documentary attachments thereto) as submitted to the DOJ, FTC, or other Governmental Authority. Any materials required to be provided pursuant to this Section 16.5(c) may be restricted to each Party’s outside antitrust counsel and redacted to preserve privilege. Within [*] of HSR Clearance, Licensee shall provide Everest with notice of the occurrence of HSR Clearance. Notwithstanding anything contained in this Section 16.5 (HSR Filing), Licensee shall have the final-decision making authority with respect to the strategy for obtaining HSR Clearance.
16.6Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and of a particular scope, and shall be signed by such Party.
16.7Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except to (a) an Affiliate; provided that this Agreement shall be assigned in whole, and the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; (b) a Third Party in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a sale of stock, sale of assets, business combination, reorganization, or other transaction or series of related transactions. Everest may assign without the prior consent of Licensee its right to receive payments under this Agreement or grant any security interest in its right, title and interest in this Agreement, in whole or in part and in their entirety or in portions, to an investor in connection with a financing transaction, including a royalty financing; provided that Everest has given Licensee [*] prior written notice before entering into any agreement providing for such assignment. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.
16.8Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
16.9Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties shall use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.
16.10Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by overnight courier, [*] after delivery; or (c) if sent by email, upon electronic confirmation of receipt.

if to Licensee:	Travere Therapeutics, Inc.
3611 Valley Centre Drive, Suite 300 San Diego, CA 92130 United States
Attention: General Counsel
Email: [*]

with a copy to (which shall not constitute notice):	Cooley LLP
10265 Science Center Drive San Diego, CA 92121 United States
Attention: Jason Kent; Charity R. Williams
Email: [*]

if to Everest:	Everest Medicines (Singapore) Pte. Ltd. 36 Robinson Road, #20-01 City House, Singapore 068877 Attention: Ian Woo and Jason Brown Email: [*]

with a copy to (which shall not constitute notice):	Everest Medicines (Singapore) Pte. Ltd. 17F, AIA Financial Center, 866 Dongchangzhi Road, Hongkou District, Shanghai 20083, P.R. China Attention: Legal Department Email: [*] and Ropes & Gray LLP
One Maritime Plaza, Suite 1800 300 Clay Street
San Francisco, CA 94111 USA
Attention: Geoffrey Lin
Email:.[*]
16.11Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, regional or worldwide epidemic, pandemic, war, civil unrest, acts of terrorism, accident, destruction or other casualty (a “Force Majeure Event”). Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to a Force Majeure Event must be given to the other Party as soon as reasonably practicable after its occurrence. The Party affected by a Force Majeure Event shall use reasonable efforts to resume performance of its obligations and shall keep the other Party informed of actions related thereto.
16.12Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, and each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
16.13Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means “including without limitation,” whether or not specifically stated. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The words “pharmaceuticals” or “drugs” include biologics unless expressly indicated otherwise. All references to days in this Agreement means calendar days, unless otherwise specified. All references to any Applicable Law in this Agreement mean such Applicable Law as amended, restated, supplanted or otherwise modified from time to time. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.
16.14Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
16.15Parent Guarantee. Parent hereby unconditionally guarantees all of the obligations, representations, warranties and covenants of Everest under this Agreement. In the event of any breach of this Agreement by Everest, Parent hereby assumes full responsibility for the obligations, representations, warranties and covenants of Everest hereunder and will take all necessary actions to remedy any breach. Parent hereby agrees to pay and perform all obligations of Everest under this Agreement, including but not limited to financial obligations, indemnification and performance of any actions required under this Agreement, which responsibility shall be enforceable by Licensee against Parent without any requirement that Licensee first seek payment or performance from Everest. The Parent will promptly provide written notice to Everest in the event that it ceases to control Everest. This clause shall be binding upon and inure to the benefit of the Parties and Parent and their respective successors and assigns.
16.16Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one and the same instrument. Electronic, facsimile or PDF image signatures shall be treated as original signatures, with the understanding that each Party expressly agrees that such Party shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other Party (including through the use of eSignature platforms such as DocuSign®). No Party shall raise the use of electronic delivery to transmit a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the Parties hereto have duly executed this Exclusive License and Collaboration Agreement as of the Execution Date.

Travere Therapeutics, Inc.	Everest Medicines (Singapore) Pte. Ltd.
By: /s/ Eric Dube	By: /s/ Ian Woo
Name: Eric Dube	Name: Ian Woo
Title: CEO	Title: Director

In Witness Whereof, Parent, solely for purpose of Section 16.15 (Parent Guarantee), has duly executed this Exclusive License and Collaboration Agreement as of the Execution Date.

Everest Medicines Limited
By: /s/ Ian Woo
Name: Ian Woo
Title: President and Chief Financial Officer

Schedule 1.34
EVER001
[*]
Schedule 1.37
List of Everest Patents
[*]
Schedule 1.60
Everest Knowledge Parties
[*]
Schedule 1.83

Planned Global Trials

[*]

Schedule 4.4
List of Initial Technology Transfer
[*]

Schedule 10.4

Initial Press Release
Travere Therapeutics Enters Into Exclusive Licensing Agreement with Everest Medicines for Civorebrutinib a Potential Best-in-Class BTK Inhibitor for Rare Kidney Diseases

Civorebrutinib is an investigational oral, covalent reversible BTK inhibitor designed to provide differentiated efficacy, safety and convenience in immune-mediated kidney diseases
Civorebrutinib adds pipeline-in-a-product potential across multiple rare kidney diseases, expanding and diversifying Travere’s pipeline
Company to host conference call June 2, 2026 at 8:30 a.m. ET

SAN DIEGO, June 2, 2026 – Travere Therapeutics, Inc., (Nasdaq: TVTX) today announced that it has entered into an exclusive licensing and collaboration agreement with Everest Medicines for the development and commercialization of civorebrutinib (also known as EVER001), a potential best-in-class oral, covalent reversible Bruton’s tyrosine kinase (BTK) inhibitor in all markets outside China and certain countries in East and Southeast Asia.
“Civorebrutinib represents a strategic and complementary addition to our rare kidney disease portfolio, with the potential to become a best-in-class therapy across multiple immune-mediated rare kidney diseases,” said Eric Dube, Ph.D., president and chief executive officer of Travere Therapeutics. “Patients living with rare kidney diseases still face significant unmet need, and we believe the progress made to date in IgAN and FSGS is only the beginning of what is possible for these communities. Travere has helped to deliver important firsts in these diseases, and we believe our expertise, infrastructure and deep commitment to the rare kidney community position us well to continue advancing innovation for patients. With proof-of-concept data in primary membranous nephropathy, a differentiated profile as an oral, reversible BTK inhibitor, and expected broad mechanistic applicability across diseases such as immune-mediated FSGS, minimal change disease and beyond, we believe civorebrutinib has the potential to meaningfully advance the treatment paradigm for rare kidney disease patients.”
“This collaboration with Travere brings together deep expertise in kidney disease development and commercialization and we look forward to advancing civorebrutinib in primary membranous nephropathy, immune-mediated FSGS, and minimal change disease, delivering transformative therapies for patients with serious kidney diseases worldwide,” said Mr. Yifang Wu, Chairman of the Board of Everest Medicines. “As a differentiated, potential best-in-class therapy, civorebrutinib has demonstrated encouraging efficacy in primary membranous nephropathy. With its highly selective and reversible covalent mechanism of action, it is well positioned to advance in development across multiple immune-mediated kidney indications. Everest remains committed to our dual-engine strategy of business development partnerships and in-house R&D. This collaboration will accelerate the global development and potential commercialization of civorebrutinib, expanding its clinical and future commercial value in autoimmune kidney diseases and the ability to deliver more innovative treatment options to patients.”
Civorebrutinib is an investigational oral, covalent reversible BTK inhibitor designed to provide differentiated efficacy, safety and convenience for patients with rare, immune-mediated kidney diseases, including primary membranous nephropathy (PMN), with planned evaluation in focal segmental glomerulosclerosis (FSGS), minimal change disease (MCD) and potentially additional indications. BTK is a key mediator of B-cell receptor signaling and plays an important role in B-cell activation, maturation, proliferation, and differentiation into antibody-producing cells.
In immune-mediated kidney diseases, B-cell activation and autoantibody production are believed to contribute directly to kidney injury. Civorebrutinib has demonstrated proof of concept in a Phase 1/2 clinical trial of patients with PMN. The previously reported Phase 1/2 data demonstrated rapid and sustained reductions in anti-PLA2R autoantibodies and proteinuria, with high rates of immunologic and clinical remission and stable kidney function through 52 weeks of follow-up. Civorebrutinib has been generally well tolerated throughout the development program to date.

As innovation in rare kidney diseases continues to accelerate, patients still face significant unmet need and limited treatment options across many serious conditions. Civorebrutinib has the potential to serve as a pipeline-in-a-product across multiple immune-mediated kidney diseases. Travere plans to investigate civorebrutinib in PMN, immune-mediated FSGS and MCD, with the potential for additional indications. These diseases share immune-mediated mechanisms that can lead to glomerular damage, resulting in proteinuria and impaired kidney function that may ultimately require dialysis or transplant. Civorebrutinib may also broaden future treatment approaches in FSGS, where both nephroprotective and targeted immune control approaches may play important roles.
Under the terms of the agreement, Everest will receive an upfront payment of $112.5 million in exchange for granting Travere exclusive development and commercialization rights for civorebrutinib in all markets outside of China and certain countries in East and Southeast Asia. Everest is also eligible to receive up to approximately $1.03 billion in additional cash payments tied to specified clinical development, regulatory and commercial milestones across up to five indications. Travere will also pay tiered royalties on future sales it its licensed territories, ranging from high single-digit to double-digit percentages based on annual net sales thresholds. The license agreement will become effective upon satisfaction of customary conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Conference Call Information
Travere Therapeutics will host a conference call and webcast today, Tuesday, June 2, 2026, at 8:30 a.m. ET. To participate in the conference call, dial +1 (833) 461-5787 (U.S.) or +1 (585) 542-9983 (International), conference ID 574 733 925 shortly before 8:30 a.m. ET. The webcast can be accessed on the Investor page of Travere’s website at ir.travere.com/events-and-presentations. Following the live webcast, an archived version of the call will be available for 30 days on the Company’s website.
About Civorebrutinib
Civorebrutinib (also known as EVER001) is a next-generation covalent reversible Bruton's tyrosine kinase (BTK) inhibitor in development globally for the treatment of renal diseases. BTK is an essential component of the B-cell receptor signaling pathways that regulate the survival, activation, proliferation, and differentiation of B lymphocytes. Targeting BTK with small molecule inhibitors has been demonstrated to be an effective treatment option for B-cell autoimmune diseases.
About Travere Therapeutics
At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow. For more information, visit travere.com.

About Everest Medicines
Everest Medicines is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative pharmaceutical products that address critical unmet medical needs for patients in global markets. The management team of Everest Medicines has deep expertise and an extensive track record both in China and with leading global pharmaceutical companies.
The Company’s therapeutic areas of focus include CKM (cardiovascular, kidney, and metabolic), autoimmune, ophthalmology and critical care. Everest Medicines has developed a fully integrated commercialization platform that combines omnichannel commercial capabilities with end-to-end product lifecycle management. Leveraging its proprietary mRNA platform, the Company is advancing its existing pipeline, including mRNA in vivo CAR-T and mRNA cancer vaccines, while selectively expanding into additional high-value therapeutic areas with blockbuster potential, and accelerating its global expansion. For more information, please visit the Company’s website: www.everestmedicines.com.
Forward Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, these statements are often identified by the words “on-track,” “positioned,” “look forward to,” “will,” “would,” “may,” “might,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” or similar expressions. In addition, expressions of strategies, intentions or plans are also forward-looking statements. Such forward-looking statements include, but are not limited to, references to: statements regarding the Company's beliefs about the future potential of its pipeline and portfolio; statements regarding the Company's capabilities, competitive positioning, and strategic plans; statements and expectations regarding the potential of civorebrutinib to serve as a pipeline-in-a-product and to potentially become a best-in-class therapy across multiple immune-mediated kidney diseases, and its potential to provide differentiated efficacy, safety and convenience for the indications described herein; statements and expectations regarding the expected broad mechanistic applicability across diseases; statements and expectations regarding future treatment approaches and paradigms; statements and expectations regarding the clinical studies and data described herein; statements and expectations regarding potential future payments (including upfront, milestone and royalty payments) and, as applicable, the potential achievement and timing thereof; statements and expectations regarding the activities of the Company’s partners and collaborators; and statements related to the estimated sizes of patient populations. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to the license agreement with Everest, including the ability of the parties to obtain required regulatory approvals and satisfy other applicable conditions, and the ability of the Company to successfully advance the product through clinical trials toward potential future regulatory approval. The Company also faces risks and uncertainties related to its business and finances in general, the success of its commercial products, risks and uncertainties associated with its preclinical and clinical stage pipeline, risks and uncertainties associated with the regulatory review and approval process, risks and uncertainties associated with enrollment of clinical trials for rare diseases, and risks that ongoing or planned clinical trials may not succeed or may be delayed for safety, regulatory or other reasons. Specifically, the Company faces risks associated with the commercial launch of FILSPARI in FSGS and the ongoing commercialization in IgAN, the timing and potential outcome of its and its partners’ clinical studies, market acceptance of its commercial products including efficacy, safety, price, reimbursement, and benefit over competing therapies, risks related to the challenges of manufacturing scale-up, risks associated with the successful development and execution of commercial strategies for such products, including FILSPARI, and risks and uncertainties related to the current administration, including but not limited to risks and uncertainties related to tariffs and the funding, staffing and prioritization of resources at government agencies including the FDA. The Company also faces the risk that it will be unable to raise additional funding that may be required to complete development of any or all of its product candidates, including as a result of macroeconomic conditions; risks relating to the Company’s dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and exclusivity periods and intellectual property rights of third parties; risks associated with regulatory interactions; and risks and uncertainties relating to competitive products, including current and potential future generic competition with certain of the Company’s products, including potential ANDA filings or patent challenges, and technological changes that may limit demand for the Company’s products. The Company also faces additional risks associated with global and macroeconomic conditions, including health epidemics and pandemics, including risks related to potential disruptions to clinical trials, commercialization activity, supply chain, and manufacturing operations. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties, including under the heading “Risk Factors”, as included in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission.
Contact Info

Media: 888-969-7879 mediarelations@travere.com	Investors: 888-969-7879 IR@travere.com